TITAN EUROPE

GLOBAL REACH — LOCAL PRESENCE

TITAN EUROPE PLC

ANNUAL REPORT AND ACCOUNTS

FOR THE YEAR ENDED 31 DECEMBER 2011

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

WELCOME TO **TITAN EUROPE**

- A world leading engineering group designing, developing, manufacturing and distributing products and services for the global construction, agricultural and mining machinery markets
- Recognised as a technical innovator and leading provider of integrated solutions. Focused on its markets and customers, Titan Europe delivers products to global Original Equipment Manufacturers (OEMs) and their associated aftermarkets
- Titan Europe's objective is to excel at supporting customers through local production and distribution locations, a strategy which helps to differentiate the business from many of its competitors
- Titan Europe currently has two distinct product ranges, organised into two divisions, Wheels and Undercarriage

OUR **STRATEGY**

- Following the geographical needs of Titan Europe's customers
- Expanding Group capacity to supply markets with high long-term growth potential
- Increase 'bespoke' engineering input leading to the sale of large units to Group clients
- Concentrating on high-growth products
- Driving for efficiency in established markets

READ MORE...
PAGES 04 – 09

NEW HOLLAND

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L
01

FINANCIAL **HIGHLIGHTS**

REVENUE (£m)

£487.4m

£480.5m
£498.9m
£260.1m
£355.2m
£487.4m
07 08 09 10 11

All figures are restated at 2010 exchange rates

TRADING PROFIT (£m)

£32.7m

£38.7m
£33.5m
£(17.3m)
£14.0m
£32.7m
07 08 09 10 11

All figures are restated at 2010 exchange rates

PROFIT BEFORE TAX (£m)

£21.6m

£25.4m
£10.8m
£(39.9m)
£3.4m
£21.6m
07 08 09 10 11

All figures are restated at 2010 exchange rates

NET DEBT (£m)

£(127.4m)

£(141.5m)
£(141.7m)
£(141.6m)
£(132.8m)
£(127.4m)
07 08 09 10 11

All figures are restated at 2010 exchange rates

CASH GENERATED FROM OPERATIONS (£m)

£40.6m

£60.6m
£36.7m
£12.3m
£31.2m
£40.6m
07 08 09 10 11

All figures are restated at 2010 exchange rates

BASIC EPS EXCLUDING EXCEPTIONALS (pence)

21.01p

18.78p
13.43p
(28.70p)
4.58p
21.01p
07 08 09 10 11

BUSINESS

Financial Highlights	01
Divisions at a Glance	02
Our Strategy — Global Reach — Local Presence	04
Our Strategy in Action	06
Why Our Customers Choose Us	08
Key Performance Indicators	10
Wheels	11
Undercarriage	15

PERFORMANCE

Chief Executive's Report	19

GOVERNANCE

Directors and Advisers	28
Directors' Report	30
Corporate Governance Statement	38
Independent Auditors' Report	39

FINANCIALS

Consolidated Income Statement	40
Consolidated Statement of Comprehensive Income	41
Consolidated Balance Sheet	42
Consolidated Statement of Changes in Equity	43
Consolidated Cash Flow Statement	44
Reconciliation of Cash Flow to Net Debt	45
Notes to the Consolidated Financial Statements	46
Independent Auditors' Report	87
Company Balance Sheet	88
Reconciliation of Movement in Shareholders' Funds	89
Notes to the Company Financial Statements	90

BUSINESS
PERFORMANCE
GOVERNANCE
FINANCIALS

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

BUSINESS
DIVISIONS AT A GLANCE

WHEELS

The Wheels division is a leading global designer, manufacturer and distributor of technically advanced wheels and brakes. In addition, Titan International and Carlisle tyres are distributed from its centre in the UK.

Titan

DIVISION GROUP REVENUE

37%

SPLIT BY MARKET

Agricultural 51%
Construction 34%
Mining 13%
Other 2%

SPLIT BY DESTINATION

UK 5%
Europe 64%
North America 7%
South America 2%
Asia 6%
Oceania 15%
Africa 1%

2011 **OPERATIONAL HIGHLIGHTS**

- Acquisition of remaining 50% of Titan Jantsa added £5m to revenues in the agricultural market in the year
- South African wheel business acquired forming the foundation for sale of large wheels in the South African Mining areas
- Capacity for manufacturing large mining wheels in Australia has been expanded
- Third mining centre was commissioned in Perth, Australia

READ MORE...
PAGES 11 – 14

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L
02 03
BUSINESS

UNDERCARRIAGE

The Undercarriage division ("Titan ITM") is a multinational specialist designer, manufacturer and distributor of undercarriage frames and components to OEMs and customers operating in the aftermarket worldwide.

MAKE THE DIFFERENCE.

DIVISION GROUP REVENUE

63%

SPLIT BY MARKET

Agricultural 7%
Construction 57%
Mining 32%
Other 4%

SPLIT BY DESTINATION

UK 4%
Europe 42%
North America 15%
South America 12%
Asia 26%
Africa 1%

Courtesy of Wirtgen GmbH/Windhagen, Germany

2011 OPERATIONAL HIGHLIGHTS

- Mining revenues up by £37.4m driven by the Group's OEM mining customers particularly in Japan
- Investment in our Spanish foundry has expanded capacity for large castings vital for our mining business
- Second step of investment in China completed, installing a new line to produce chains for excavators up to 40 tons
- In Brazil we have also completed the installation of a "mining service centre" to serve directly the mines in this area

READ MORE...
PAGES 15 – 18

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

BUSINESS

OUR STRATEGY
GLOBAL REACH — LOCAL PRESENCE

BRAZIL (SOUTH AMERICA)

Italtractor Landroni Ltda

The South American base for the manufacture and distribution of components for the undercarriage of agricultural, construction and mining machines.

Located in Atibaia, in the State of São Paulo, the plant has 20,000 sq. m of covered area on its 150,000 sq. m site. The plant provides a complete manufacturing process under one roof, including forging, heat treatment, machining, assembling and painting with ISO 9001:2008 quality system certification.

Italtractor Landroni directly supplies major OEMs in Brazil and also the aftermarket sector in South America.

TURKEY (ASIA)

● **WHEELS DIVISION**
● **UNDERCARRIAGE DIVISION**

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L
04 05
BUSINESS

CHINA (ASIA)

Titan ITM (Tianjin) Co

Located in the Wuqing Development Area near Tianjin, Titan ITM (Tianjin) was established in 2008 and commenced production in 2009. The plant has 6,000 sq. m of covered area on its 12,000 sq. m site.

The Company has the manufacturing capability to produce and assemble components and frames for excavators, road millers and pavers, bulldozers and other specialist machines up to 40 tons used in the construction and mining industries.

Titan Jantsa Jant Sanayi Ticaret ve Sanayi

Titan Europe's fully owned Turkish facility located in Aydin near Izmir has capacity to produce 250,000 wheels per annum.

The plant has 15,000 sq. m of covered area on its 20,000 sq. m site and manufactures agricultural wheels focusing on smaller wheels with diameters up to 38" and narrow wheels.

Titan Jantsa supplies local OEMs and also manufactures products sold across Europe via Titan Italia.

Titan Wheels Australia Pty Ltd

Manufactures, assembles and distributes mining, agricultural and construction wheels as well as undercarriage components.

READ MORE...
PAGE 7

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

BUSINESS

OUR STRATEGY IN ACTION

A key focus for Titan Europe is the mining market which offers high growth potential from a geographic and product perspective.

Our strategic objective is to establish "mining service centres" in major mining areas, from where we provide 'full service offering' for both wheels and undercarriage products to our customers — underpinning our philosophy of 'global — but local'.

Currently, Titan Europe has the ability to serve the mining areas of Australia, Indonesia, South America and South Africa and we expect to build on this capability over the short-term.

These centres create the ability for the Group to generate improving revenues from new product and importantly from a strategic point it allows us to create solid relationships with customers by having a strong network based on 'locality and expertise'. This is a powerful marketing tool for the business and provides the Group with a competitive advantage.

In terms of the product offering Titan Europe has added capacity for large mining products in both divisions, for the Outside Vertical Mount/ Six Piece Vertical Mount (OVM/SVM) wheels in Australia and for undercarriage components in Italy and Spain. Coupled with the engineering capabilities, the Group is well positioned to deliver new projects to OEMs across the world.

During 2011, as well as increased demand for the large mining wheels, the Undercarriage division was successful in winning new contracts for complete components for mining hydraulic excavators. These new orders have been received from mining areas in South America, North America, Africa and China.

This supports the Group's continued investment in this area in terms of location, engineering and capacity increases.

£81.1m
£90.9m
£51.1m
£71.2m
£118.5m
07
08
09
10
11

REVENUE GROWTH (MINING) (£m)

£118.5m

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L
06 07
BUSINESS

KEY MINING AREAS
TITAN MINING BASES

AUSTRALIA — SERVICE CENTRE OPERATION

Titan Europe has three "mining service centres" in Australia located in Muswellbrook in the Hunter Valley, Emerald in Queensland and the newest facility in Perth which was fully commissioned during 2011.

Titan Australia's service facilities are designed specifically for wheels and undercarriage rebuilding and servicing. Utilising production line techniques our technicians and service personnel take pride in their specialities and are trained to carry out repairs to the highest standards, ensuring that all service work meets the relevant quality standards.

No matter how well-built or managed, wheels and undercarriage systems are, they require servicing at intervals dependent upon the severity of the application. Titan Europe has the repair options,trained professionals and tooling backed by the industry's best parts availability to enable machines to be up and running quickly and reliably.

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

BUSINESS
WHY OUR CUSTOMERS CHOOSE US

TECHNICAL INNOVATION
Titan Europe invests in R&D to innovate products and processes, uniquely adding value to the customers it serves

RESPONSIVENESS
Through investment and working closely with customers, Titan Europe ensures that customers' requirements are met within controlled lead times

QUALITY
From international standards such as ISO to controlled processes, Titan Europe delivers excellence in quality in its products and services

TECHNICAL SUPPORT
From the central engineering resources, through the local technical support, Titan Europe ensures technical queries are dealt with promptly at the customers' locations anywhere in the world

OUR TOP 10 CUSTOMERS

AGCO

CATERPILLAR

CNH

HITACHI

JCB

CASE STUDIES

R&D TO STAY AHEAD OF THE COMPETITION

In 2011, the R&D activities have been concentrated on the development of products for specific applications and the improvement of existing products for increased performance in very demanding environments. The new track chain, especially designed and successfully tested for sugar cane harvester application is an example of this strategy.

Thanks to the 2011 R&D activities, the second half of 2012 will bring to the market the new generation of lubricated chains for mining applications, with substantially increased product performance and reliability.

In the complete systems product line, new sets for the 300 tons machine weight class have been developed, expanding the current product range for mining applications. Additionally, in the area of special projects, key applications for mining transport crawlers and systems for apron feeders and crushers have been designed, built and installed in South America, China, Africa and Australia.

Continuous effort, aimed at product cost reduction and performance improvement, is made on innovative process development. Use of existing technologies not yet applied to Titan technological environment, such as near net shape technology in forging and laser technology in heat treatment, is the strategy for key future developments.

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L
08 09
BUSINESS

OFF-HIGHWAY CORE FOCUS

Titan Europe is completely focused on its markets and its customers in the off-highway businesses

EXCELLENCE IN MANUFACTURING

With a focus on lean manufacturing and an experienced management team, Titan Europe has highly efficient manufacturing plants across the world

DIVERSIFICATION

Titan Europe has an advantageous position with facilities to support mining locally, for both wheels and undercarriage product service

CUSTOMER SERVICE

Titan Europe sells products but more importantly a complete service to its customers, through ongoing support and technical assistance

JOHN DEERE

LIEBHERR

SAME

VOLVO

WIRTGEN

INVESTMENT IN ENGINEERING EXCELLENCE

QUALITY

In order to validate a new product or an innovative solution, bench tests and field tests are performed on components and subcomponents. Titan Europe's facility in Crespellano, Bologna, is able to perform an extensive array of bench tests both for wheels and undercarriage according to internal standards or customer requests.

In 2011 following extensive testing the Undercarriage division introduced a new special chain for sugar cane harvester applications, and with the aim of developing the next generation of components for mining applications extensive development tests have been performed on lubricated chains. In addition, field tests have been established in various parts of the world in the most demanding environments with the involvement of key customers.

In the Wheels division, the introduction of radio transmission technology has allowed for a significant step forward towards more complete data acquisition and analysis, specifically in the cornering and radial test rigs.

Additionally, the test and validation project on a new braking system for high end agricultural tractors has allowed for a broadening of the product range in readiness for the next generation of off-highway machines.

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

BUSINESS

KEY PERFORMANCE INDICATORS

	2011	2011 AT 2010 RATES	2010	DEFINITION, METHOD OF CALCULATION AND ANALYSIS
REVENUE GROWTH	38.7%	37.2%	37.4%	Year on year revenue growth. At constant exchange rates the Undercarriage division was higher than 2010 by 40% and the Wheels division higher than 2010 by 33%.
GROSS PROFIT AS A % OF REVENUE	13.4%	13.3%	12.3%	Profit before distribution, administration and significant one-off items. Gross profit percentage increased due to efficiencies on significantly higher volumes.
EBITDA AS A % OF REVENUE	10.6%	10.6%	9.4%	Trading profit including underlying share of associate and joint venture (as defined on page 33), before depreciation and amortisation. Impact of higher gross profit percentage.
REVENUE PER EMPLOYEE	£184,534	£182,618	£153,038	Total Group revenue divided by the average number of employees. At constant exchange rates up by 19%, which is due to volume increases.
INVENTORY TURN	3.8	3.7	3.2	Annual cost of sales divided by the year end inventory balance. Increased from 2010 due to significant increase in volume and focus on inventory reduction.
DEBTOR DAYS	57	60	75	Year end net trade debtors balance divided by the annual sales multiplied by 365. The reduction is due to the change in mix of OEM customers with lower credit terms and utilisation of factoring in 2011.
CREDITOR DAYS	80	83	94	Year end trade payable balance divided by the cost of sales plus distribution costs multiplied by 365. This change is due to changes in main supplier credit terms.

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L

10 11

BUSINESS
WHEELS

MANUFACTURING PLANTS

13

SECTORS SERVED

- CONSTRUCTION
- AGRICULTURE
- MINING

BUSINESS

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

BUSINESS
WHEELS CONTINUED

TITAN EUROPE IS A SPECIALIST DESIGNER, MANUFACTURER AND SERVICE PROVIDER OF WHEELS FOR A VARIETY OF OFF-HIGHWAY VEHICLES

All figures are restated at 2010 exchange rates for comparison purposes.

Titan Europe is a specialist designer, manufacturer and service provider of wheels for mining trucks, construction vehicles, material handling equipment and agricultural machinery.

For the construction market growth which began in 2010, continued in 2011. The agricultural market saw a return to growth and the mining market showed exceptionally strong growth. Overall, the Wheels division revenues were up £45.4m (33.5%), construction rose by £11.1m (22.4%), agriculture increased by £23.9m (34.2%) (£5.0m (7.2%) of the increase can be attributed to the acquisition of Titan Jantsa) and mining was up £9.7m (78.9%).

The strong growth in the traditional European market in agricultural and construction wheels was driven by existing customer demand and to some extent an increase in market share.

Continued product development and innovation around our existing products along with **'continuous improvement'** activities within our operations has meant that we always have a relevant and competitive product offering.

The complete acquisition of our joint venture Titan Jantsa in Turkey provides the Group with a manufacturing base for the Turkish agricultural market, but also a source for low cost product into our other European facilities.

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L
12 13

The growth in mining wheel revenue is being driven by three factors. Firstly, globally, there is a significant growth in mining activity. Titan Europe's product portfolio and global footprint is ideally suited to take best advantage of this.

Secondly, the Titan Europe OVM and SVM quick change rim system is starting to see significant market penetration as the patented design is being recognised by customers as the best solution for a quick change rim. As the wheel diameter increases the benefits of Titan Europe's quick change rim also increase. The design has been selected by Caterpillar as the option fit for their largest rigid dump trucks. The option is seeing well over a 50% take up due to the reduced downtime and safety benefits of this product. Titan Europe is also working with other manufacturers to develop a solution for their vehicles. Sales for this product have doubled over the past twelve months as Titan Europe has invested in a new manufacturing facility in Brisbane, Australia to support the growing demand.

Finally in support of the growth in the mining market, Titan Europe has further expanded its ability to service mining regions, with new facilities in Australia and South Africa. To identify and develop opportunities in Russia, we have set up a representative office.

OPERATIONS AND PRODUCTS

As well as traditional wheel products Titan Europe also manufactures a range of complementary products which support and enhance its wheel offerings. These complementary products are brakes for agricultural tractors and axles for agricultural trailers. Titan Europe also distributes and markets tyres produced by Titan International and Carlisle.

Global OEM's are looking to increase payloads, horse power, speed and machine size. This poses a constant opportunity for Titan Europe's design and engineering excellence to continually develop and optimise the wheel design.

The location of a wheel plant is extremely important to Titan Europe's competitive offering as shipping costs can impact product costs significantly.

For smaller wheels shipping costs are not so important as packing densities are high, hence our investment in a low cost manufacturing facility in Turkey.

The product that we produce in Europe, generally needs to be located close to the machine manufacturer to avoid significant shipping cost. For the very largest rims the product cost is very high and here shipping cost again becomes less important, but manufacturing quality is critical due to the extreme conditions that these rims operate in.

LARGE MINING TRUCK WHEELS (LMT)

Titan Europe's LMT wheels which range in size from 49" to 63" diameter are produced for the very largest rigid mining trucks. These wheels are manufactured at our sites in South America, South Africa and Australia. This range of product also includes Titan Europe's patented OVM wheel. The OVM wheel provides significant safety and time saving benefits when changing or rotating tyres on the largest rigid dump truck machines. Titan Europe has invested heavily in capacity over the last twelve months to keep pace with the growing customer demand for this product and the significant growth in the general mining market. Titan Europe has expanded existing facilities and setup new facilities in Australia, South Africa and Indonesia. The location of Titan Europe's LMT wheel facilities are placed perfectly to serve the major mining regions of the world.

Titan Europe manufactures LMT wheels for original equipment fit as well as providing an inspection, repair and replacement service for these wheels in our growing number of "mining service centres".

The LMT range of wheels is a multi-piece design usually of five pieces and has to be manufactured to very exacting tolerances due to the high loads and stresses that the product is subject to in service.

Due to the severe applications that these wheels find themselves in and the safety requirements within mining, LMT rims require frequent routine inspection and maintenance. Our "mining service centres" are the ideal choice for customers as in many cases we will be the original equipment supplier. The "mining service centres" also provides an important marketing and training tool to encourage mine owners to purchase Titan rims when renewing truck fleets.

BUSINESS

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

BUSINESS
WHEELS CONTINUED

SMALL MINING TRUCK (SMT), CONSTRUCTION AND MATERIAL HANDLING WHEELS

Wheels in this range cover diameter sizes of 20" to 35" and can be found on a very wide range of equipment from articulated haulers to dockside straddle carriers.

The main manufacturing sites for OEM customers are in the UK and Germany, from where product is exported globally. The UK facility is the largest of its type in the world and has won a number of industry and customer awards for its efficiency and quality.

As with the LMT wheels this range is a multi-piece design. These smaller diameter wheels can be produced in three, four or five pieces. Although the diameter is smaller these wheels can also find themselves in severe applications. Good engineering design and manufacturing capability is a key requirement in responding to the ever-increasing demands of customers.

Titan Europe is becoming more involved with customers at an engineering level, designing new wheels for difficult applications, but also in optimising designs for weight and material usage assisting our customers to meet their own targets.

Following on from the success of the integrated flange crane wheel, Titan Europe has launched a new range of integrated flange reach stacker wheels. As with the crane wheels these new wheels show considerable improvements over the traditional product.

DEUTZ-FAHR

AGRICULTURAL WHEELS

Titan Europe produces wheels of diameter 15" to 54" with widths of 4" to 30". These agricultural rims are manufactured mostly for original equipment fitting to tractors, harvesters and other agricultural machinery.

There are three main manufacturing locations for this product; Italy, France and Turkey. Each site specialises in a particular range. France for large narrow rims. Italy is the engineering centre and specialises in large diameter high speed applications, with the new facility in Turkey producing the smaller diameter wheels.

As with the mining and construction machinery, agricultural machines are getting larger and faster placing ever greater strength and accuracy demands on the wheel.

Titan Europe is ideally placed to meet these requirements with the largest agricultural rim rolling lines in Europe and our innovative 'waffle' disc. The 'waffle' disc combines the high strength of a fixed disc with the adjustability of a traditional lug disc. There is no other design on the market which can offer the strength, speed and adjustability of the 'waffle' wheel. Titan Europe sees the future of the adjustable agricultural wheel in its 'waffle' rim design.

AGRICULTURAL RAMP BRAKES

Titan Europe designs, engineers and manufactures a range of ramp brakes for the agricultural tractor market. Design and engineering is controlled through Titan Europe's Italian based engineering and test centre.

TYRES

Titan Europe distributes the complete ranges of Titan International and Carlisle tyres as well as our own branded ranges. Distribution is controlled through our UK tyre facility as well as our recently created representative Russian office.

DESIGN AND TESTING

Titan Europe operates as a full service supplier to the original equipment market designing and testing its own range of wheel products. Located in Italy, Titan Europe has a new "state-of-the-art" test and design facility.

The facility is able to model and test new designs electronically, before prototype verification on our test rigs or on prototype equipment. This capability is extremely important in the development of the product as more and more customers require a full wheel solution with the design and verification owned by the supplier.

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L
14 15

BUSINESS
UNDERCARRIAGE

ABB

MANUFACTURING PLANTS
8

SECTORS SERVED
- CONSTRUCTION
- AGRICULTURE
- MINING

BUSINESS

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

BUSINESS
UNDERCARRIAGE CONTINUED

TITAN ITM IS TAKING ADVANTAGE OF ITS GLOBAL MANUFACTURING BASE AND A STRONGER PRESENCE WITH A WIDER RANGE OF PRODUCTS

All figures are restated at 2010 exchange rates for comparison purposes.

Titan ITM continued its strong upward trend, which began in 2010, achieving revenues of £306.4m, 39.5% ahead of 2010. The increase in revenues was primarily in the mining sector which showed an increase over 2010 of 63.5%. Also the construction sector was strong with a growth of 29.3% compared to 2010.

OEM revenues compared to 2010 increased by 39%, with a 35% increase in the aftermarket (AMK) business. In the OEM business the largest growing areas were Asia with +112%, North America with +82% and Europe with +19%. In the AMK business the stronger areas of growth were Asia with +91% and Europe with +47%. Despite this significant growth, the European and North American markets have not yet returned to historical levels of business. This is very positive as it represents an opportunity for further growth in the years to come.

2011 was characterised by a strong and constant demand in Europe and North America, but with China and South America the demand showed a very strong first half followed by a relatively modest second half of the year. This was mainly driven by the deterioration of the rate of economic growth due to the local introduction of anti-inflation measures. Demand in these markets has therefore softened, also affected in part by a de-stocking process.

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L
16 17
BUSINESS

This year of success was a result of the strategy of diversifying our sales in our key markets and strengthening our presence in the mining sectors, better balancing the impact of our markets cyclicality and improving overall profitability.

OPERATIONS

Titan ITM enjoyed a strong year in 2011, with a growth over 2010 of 39.5%. This significant overall increase in volume has strengthened on a quarter by quarter basis and has been focused mainly in the heavy duty and mining components, putting pressure on the Italian plants where we produce this range of products.

The re-layout of our largest plant in Italy was completed and the lean manufacturing projects have continued to be implemented in the Italian and Brazilian plants. This has gradually improved our manufacturing efficiency and our flexibility by reducing lead times.

Our Spanish steel foundry, Pyrsa, has been converted to a "high-quality standard" cast product manufacturer for specialised niche applications and mining products and achieved record revenues in 2011. Further investment in expanding the range of product was made and this has represented a good opportunity to balance the decline in demand for brake discs for high speed trains, (driven by the postponement of the High Speed Train program in China), with new heavy application products.

The second step of investment in China was completed by installing a new line to produce chains for excavators up to 40 tons. The process of supplier's localisation is also completed and the Chinese operation is now a high-quality and cost effective location to serve our customers base both locally and for export.

The increase in manufacturing capacity in Brazil has also been completed during the last quarter of 2011; this has been an important area of focus with existing customers but also with potential new business with OEMs that are in the process of establishing manufacturing in this location. This has been driven by a strong demand in the agricultural industry due to the expansion of the sugar cane business which is supported by the government legislation-led move away from hand harvesting. In 2011 in Brazil we have also completed the installation of a "mining service centre" to serve directly the mines with our products.

This project is part of the overall process of establishing a well integrated network of "mining service centres" for both wheels and track components in the key mining areas. This has been a good opportunity also for product development. A long-term plan for investment in infrastructure has also played an important role in attracting the main construction OEMs to invest in Brazil.

With these latest investments, the Titan ITM plant in Brazil, the only local undercarriages manufacturer, is ready to serve efficiently its market. In addition, duties on import of certain undercarriage components have been recently introduced and this will be an additional factor which will benefit the Brazilian plant.

As planned, all of these key projects were effective during 2011 and represent an important base for us to take advantage of future global opportunities.

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

BUSINESS UNDERCARRIAGE CONTINUED

PRODUCT AND PROCESS INNOVATION

Titan ITM is continually working on quality and reliability to extend the life of our products for extreme working conditions, both for complete undercarriage systems and individual components. Following the success of the introduction in 2011 of a new special chain for sugar cane harvester applications, a further development has been tested and its launch in the market is expected in 2012. Extended work has been performed with field testing and laboratory analysis to define the fourth generation of lubricated chains for mining applications, which will be available in the market in the second quarter of 2012 and will strongly support Titan ITM's presence in this market. Furthermore new complete frame systems operating for machines over 300 ton weight have been developed.

The key projects which were completed during 2011 included undercarriage for a mining transport crawler for South America, which combines strength and high transport speed, and for special conveyors and crusher applications in China, South America, Africa and Australia.

Continuous effort is dedicated to process innovation, which enables cost reduction and improvements in product quality. Key projects are ongoing to apply existing technology not yet utilised in our business to our processes such as near-net shape forging, laser hardening and warm extrusion.

QUALITY

Titan ITM maintains a global reputation for high-quality product designed and manufactured worldwide, using a combination of local experience and support from central engineering functions. The ITM quality standards are the same for customers worldwide, independent of the location of manufacture.

RESPONSIVENESS

Titan ITM has further expanded its range of products due to the availability, within its existing manufacturing base, of extensive know-how both in casting and forging. This differentiates Titan ITM from competitors. The ability to design the complete undercarriage assembly is also an important element of the business, which provides clear differentiation in the market.

The Company has further strengthened its Product Engineering Team by creating within the sales force a dedicated team to identify customers needs and propose the most effective technical solutions. This has improved overall our customers' relationship, contributed to a reduction in time to market of our products and increased market share.

The new "mining service centre", which Titan ITM started during 2011 in its Brazilian plant to serve directly the mining customers, will be further expanded in 2012 with a project that has been approved.

Titan ITM has also concentrated on the technical support given to dealers creating training courses, which have also been extended directly to end-users. This has supported more growth than expected and it will further consolidate the brand in the market and the on-going relationship with customers.

GLOBAL REACH - LOCAL PRESENCE

Titan ITM has completed the plan of expanding its global presence by increasing capacity in Brazil and China. This offers the opportunity to benefit from the indigenous growth of these emerging markets and create a more effective industrial footprint improving cost, efficiency and market effectiveness.

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L

18 19

PERFORMANCE

CHIEF EXECUTIVE'S REPORT

"THIS YEAR, IT IS VERY PLEASING TO SHOW RECORD REPORTED RESULTS IN TERMS OF REVENUE, TRADING PROFIT AND EARNINGS PER SHARE"

PERFORMANCE

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

PERFORMANCE
CHIEF EXECUTIVE'S REPORT CONTINUED

3000

INTRODUCTION

2011 has seen a second successive year of strong recovery in the Group's business which is in line with pre-recession trading levels achieved in 2008. This year, it is very pleasing to show record reported results in terms of revenue, trading profit and earnings per share, as shown in the table below.

This broad statement does however hide substantial differences in products and markets such that, as I said in our 2010 Annual Report, the Titan Europe today is very different to the model of 2008.

Although the directions in which the business is moving have been described in previous reports the directors consider it helpful at this juncture to restate them as they are fundamental and form the basis of our management action. The key points are:

- Following the geographical needs of Titan Europe's customers
- Expanding Group capacity to supply markets with high long-term growth potential
- Increase 'bespoke' engineering input leading to the sale of large units to Group clients
- Concentrating on high-growth products; and
- Driving for efficiency in established markets

	2007	2008	2009	2010	**2011**
Revenue £'000	385,814	452,313	258,570	355,202	**492,521**
Trading profit/(loss) £'000	31,869	31,164	(18,130)	14,064	**33,047**
Basic earnings per share*	18.78p	13.43p	(28.70p)	4.58p	**21.01p**

* Excluding exceptional items

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L
20 21

2011 also saw a number of important developments:

- In the Wheels business, Titan Italia SpA purchased the remaining 50% interest in our Turkish joint venture. This now wholly owned operation, Titan Jantsa, is a potential launch pad for other low cost manufacturing developments using the already established and excellent Turkish infrastructure, management and labour force
- Capacity for manufacturing large wheels for mining has been expanded in Australia whilst manufacturing of other wheels in Australia was reorganised onto a new site. A third "mining service centre" was commissioned in Perth, Australia and a further extension of this business into Indonesia is now underway. Additionally, Titan Europe acquired a South African wheel business which has formed the foundation for the sale of large wheels into the South African mining areas
- The Undercarriage business has made further investment in its Tianjin factory in China with additional equipment partly funded by Simest, an Italian government agency
- Within South America, the Brazilian factory was expanded with capacity added for undercarriage manufacture. This gives Titan ITM the ability to respond to increasing demand as more OEMs commence manufacture in Brazil. The Group also commissioned a first mining service operation on its Atibaia site and this will be followed by a second unit in the Belo Horizonte mining area
- Within Europe, the business made further investment in its Spanish foundry where capacity for large castings, vital to its mining business, was added. This is supported by an 'in-house' German/Spanish engineering design team which is breaking new ground for Titan ITM
- As part of Titan Europe's **'focus on engineering excellence'** it has created a new Engineering & Test Centre on the Crespellano site in Bologna, Italy which will be commissioned during 2012. This underpins the Group's commitment to its customers.

The Group has benefited from the diversity of markets and geographies that it now serves so that even though business activity in China and to some extent Brazil was not at predicted levels other areas have more than compensated. The directors are confident that the long-term growth prospects for China and Brazil will fully justify its investment in these markets, they also have similar confidence in the Group's commitment to the mining market generally and mining services in particular.

MARKET REVENUES

DECEMBER 2011 AT 2010 RATES

Agriculture £114.8m
Construction £238.2m
Mining £118.5m
Other £15.9m
TOTAL
£487.4m

DECEMBER 2010

Agriculture £81.5m
Construction £187.0m
Mining £71.3m
Other £15.4m
TOTAL
£355.2m

MINING FOR THE FIRST TIME REPRESENTS THE SECOND LARGEST MARKET BY VALUE FOR THE GROUP

PERFORMANCE

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

PERFORMANCE
CHIEF EXECUTIVE'S REPORT CONTINUED

CAT

In presenting a distribution of revenue by geography the Group is showing where its customers make equipment not where it is used. The Group's revenue is much less Europe dependent than the statistics suggest.

On the financial front, Titan Europe has restructured its debt with Intesa Sanpaolo SpA and UniCredit SpA, which has allowed the Group to lower repayment levels and also to introduce a ratchet to reduce the interest coupon (further details are contained in financing at the end of this section).

RESULTS

Group revenue for 2011 was £492.5m (2010: £355.2m), an increase of 38.7%, and ahead of market expectations.

The ***Wheels division*** recorded revenue of £184.4m, up 36.0% on 2010 levels (2010: £135.6m), with a trading profit of £17.2m (2010: £9.6m), which amounted to a trading margin of 9.3%, an increase of 2.2 percentage points over the performance of 2010.

The ***Undercarriage division*** also had a creditable performance achieving revenue of £308.1m (2010: £219.6m), an increase of 40.3% on 2010, and recorded a trading profit of £15.8m (2010: £4.5m), which amounted to a trading margin of 5.1%, an increase of 3.1 percentage points over the 2010 figure.

Overall, the Group's trading profit was £33.0m compared with a £14.1m profit in 2010. After restructuring and other one-off costs, the Group operating profit was £29.7m (2010: £12.3m).

Financing costs, including the non-cash elements of fair value adjustments to the Accordo Quadro loan, were £11.7m (2010: £10.4m). The increase of £1.3m is explained in notes 6 and 7. The cash element of these financing costs was £8.7m (2010: £8.3m).

After adding Titan Europe's share of the profits from its associate and joint venture (Wheels India and Titan Jantsa), as is detailed in note 17, pre-tax income was £21.6m (2010: £3.4m). The Group tax charge for the year was £4.0m (2010: £0.8m), including a credit of £2.7m, which is detailed in note 9, arising from a change in Italian tax legislation, leaving a profit for the year (after taxation) of £17.6m (2010: £2.6m) which represents basic earnings per share excluding exceptional items of 21.01p (2010: 4.58p), excluding restructuring and rationalisation costs, significant legal costs and gain on previously held interest in joint venture.

Total shareholders' funds at the year end stood at £164.8m (2010: £151.2m), an increase of £13.6m in the year.

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L
22 23

Operating cash inflow was £41.0m (2010: £31.2m) and cash used for investment amounted to £22.1m (2010: £10.5m) primarily for acquisitions in Turkey and South Africa and capital expenditure for capacity increases in Spain and Brazil.

Net debt at the year end was £124.4m (2010: £132.8m). Because of Titan Europe's global footprint, this was affected by exchange rate movements, which are fully explained in the Directors report. When the figures are compared at constant exchange rates, there has been a substantial improvement in underlying net debt of around £5.4m. This reflects a very strong performance given the 38.7% increase in trading volume and the associated call on working capital.

DIVISIONAL REVENUE

All figures below are restated at 2010 exchange rates for comparison purposes.

WHEELS DIVISION

All three markets showed very strong growth year on year, with construction increasing by £11.1m (22.4%), agriculture by £23.9m (34.2%) and mining by £9.7m (78.9%).

Once again, the excellent performance in mining reflects the growing strength of our OVM/SVM 'quick change' wheel dedicated for very large trucks used in this market, and this growth is expected to continue as the business expands its presence in the world market for mining truck wheels. Titan Europe's strong product offering is complemented by the concentration on mining service close to mining sites. As the Group expands this network, it will gain access to increasing market share.

The market for smaller construction wheels had already regained considerable strength in 2010 therefore it is good to report that this has continued with a 22.4% advance in 2011. There have been substantial improvements in operational efficiency in the Group's UK manufacturing plant and this now has a commanding position in the European market for this product. Typical uses are for mobile cranes, wheeled excavators, articulated dump trucks and underground mining.

The agricultural business, serviced from facilities in France, Italy and Turkey continued to strengthen through the year with demand for large wheel assemblies being particularly strong. In response to changes in market demand, Titan Europe is to increase its offering of 'waffle' wheels, a more sophisticated and solid design which replaces traditional 'lug' wheels.

The Group is in the process of creating a line for manufacturing 'waffles' within its Turkish facility, where it will be able to benefit from the low cost base as these wheels can be manufactured in Turkey at a cost similar to that of the older design despite increased material content. The 'waffle' wheel is, in the Board's opinion, superior to any competitors 'ring' wheel product.

Within the Group's agricultural wheel plants in Italy, 'idlers' are produced for Caterpillar. This business has been reducing for some years and is planned to phase out in 2012. We have a number of potential uses for the resultant space and equipment including probable further development of large mining components. The financial impact of this change is fully included in the Group's forward plans.

The factory development on behalf of Minsk Tractor Works ('MTW') announced in the 2010 Annual Report, has been successfully completed and the Group is now discussing further developments with MTW and the local government in Belarus including further phases of plant installation and a commercial agreement for the future. Titan Europe's objective for this operation, is to link it to localised facilities to supply the business agricultural wheel customers in Russia.

The divisions distribution business has also been active in Russia. Titan Distribution sells wheels and also tyres manufactured by Titan Inc. (Titan Europe's American 22% shareholder). This subsidiary has now opened an office in Moscow: it is expected this initiative will not only allow growth in the Group's tyre business in Russia but also to help with other product developments in the market both on wheels and undercarriage.

Wheels India (our associate company) has contributed £1.5m to profit (2010: £1.9m) after add back of exceptional items, relating to fair value movements on derivatives of £0.1m income (2010: £0.8m expense). The Company received cash dividends in the year of £0.3m (2010: £0.2m) from Wheels India, for further detail refer to notes 17 and 18.

PERFORMANCE

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

PERFORMANCE

CHIEF EXECUTIVE'S REPORT CONTINUED

UNDERCARRIAGE DIVISION

Titan Europe's Undercarriage business also made significant improvements in all major market areas. Construction rose by £40.2m (29.3%), mining by £37.4m (63.5%) and agriculture by £9.3m (80.1%).

Once again agriculture, though a relatively small market for Undercarriage, has shown major growth through the expansion of production of track assemblies for the sugar cane industry. As mentioned, earlier, the Group has substantially increased capacity for track components in Brazil as more OEMs move into the South American market. Changes in import tariffs will be beneficial to its indigenous manufacturing plant as Titan Europe has the only one of its type in Brazil.

The £37.4m increase from mining product sales clearly reflects our investment in this product area and our success with OEM mining customers. In particular, sales into the Japanese market have been very strong in part because of the growing relationship with Hitachi. As well as increasing the Group's current order book for large product, the business has won substantial contracts from European, American and Asian manufacturers for 'next generation' heavy mining products. The development of "mining service centres" (discussed earlier in the Wheels section of this report) is also an important base for the future growth of undercarriage mining products.

Construction still represents the major part of our Undercarriage business and, during the year under review the division saw a £40.2m (29.3%) year on year revenue value increase in a wide range of applications. German OEMs were again at the core of this business. Products cover traditional excavators, road stripping and re-laying equipment, cranes and a wide variety of specialised plant used all over the world.

The Spanish foundry continued to do well despite a setback in the Chinese market for High Speed Trains, for which the brake components were an important element in the 2010 volumes for this facility. Fortunately, when asked for a very large commitment to increase volume in 2011 the business adopted a more prudent approach and it is now able to wait for recovery with reasonable equanimity. The Spanish foundry is providing a wide range of components for Titan Europe's mining products whilst also finding demand for large castings from a range of industries.

Asian revenues increased to £79.4m in the year (2010: £37.1m), an increase of 114.2%, reflecting the strong Japanese business but also our Chinese facility. As already mentioned, whilst current Chinese excavator volumes are not strong the Board has no doubt that the underlying medium/long-term growth trend in this market will continue. With additional capacity installed, the Group is now in a position to use "made in China" components in other Titan ITM locations.

Titan Europe's American business is recovering well with increase in revenues year on year of £20.0m (+73.5%). New business wins to OEMs are at the core of this growth. Its traditional aftermarket business for small medium track components has shown little recovery as the market is crowded with cheap Asian imports. As part of the Group's general strategic direction, we are concentrating on more complex higher value product also for this market.

Overall, the directors believe the market perception of Titan ITM as a premier supplier of undercarriage has continued to strengthen considerably. OEM customers are demonstrating their appreciation of our increasing technical strength in the way that it likes, most — with orders!

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L
24 25

PERFORMANCE

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

PERFORMANCE
CHIEF EXECUTIVE'S REPORT CONTINUED

REVENUE BY GEOGRAPHICAL DESTINATION AND MARKET

Destination	Year ended 31 Dec 2011 £m	Year ended 31 Dec 2011 at 2010 rates £m	Year ended 31 Dec 2010 £m
UK	21.7	21.6	15.1
Europe	241.7	239.3	192.0
North America	58.9	60.0	36.7
South America	42.9	42.0	41.6
Asia	90.9	90.6	42.0
Africa	4.9	4.7	2.9
Oceania	31.5	29.2	24.9
Total revenue	492.5	487.4	355.2

Market	Year ended 31 Dec 2011 £m	Year ended 31 Dec 2011 at 2010 rates £m	Year ended 31 Dec 2010 £m
Agricultural	116.2	114.8	81.5
Construction	239.3	238.2	187.0
Mining	120.8	118.5	71.3
Other	16.2	15.9	15.4
Total revenue	492.5	487.4	355.2

REVENUE AND TRADING PROFIT BY DIVISION

	Year ended 31 Dec 2011 £m	Year ended 31 Dec 2011 at 2010 rates £m	Year ended 31 Dec 2010 £m
Revenue			
Wheels (including share of joint venture)	185.7	182.3	140.0
Undercarriage	308.1	306.4	219.6
Revenue including share of joint venture	493.8	488.7	359.6
Less share of joint venture	(1.3)	(1.3)	(4.4)
Group revenue	492.5	487.4	355.2
Trading profit			
Wheels (excluding share of joint venture)	17.2	17.0	9.6
As a percentage of revenue	9.3%	9.4%	7.1%
Undercarriage	15.8	15.7	4.5
As a percentage of revenue	5.1%	5.1%	2.0%
Group trading profit	33.0	32.7	14.1

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L

26 27

214

FINANCING

The Board has ensured that the Group's finance/banking providers have maintained a thorough and deep understanding of its day-to-day operations, its overall business plan and future strategy. Through this knowledge of the Group's operating performance, Titan Europe's banking partners consider themselves as core providers of funding for the Group's on-going development.

As reported in the interim results, the Group agreed with its banking partners on 2 September 2011 to reorganise the Group's current bank facility, such that, repayments on its €110.0m term loan would be reduced from €22.0m per year to €11.0m per year for 2011, 2012 and 2013. Repayments for 2014 and 2015 will be €29.5m per year. The €11.0m instalment for 2011 was paid in the first half of this year. The balance of €18.0m is payable on 31 October 2015, subject to an option to extend the repayment date by a further 12 months. The residual debt is now €99.0m.

Interest coupon will also be adjusted giving a ratchet down as the business performance improves. The loan covenant testing was effective from 30 June 2011 and the Group was compliant with all covenants.

DIVIDEND

2012 OUTLOOK

In the introduction I have highlighted the strategy planned for the Group's business and the investments it is making to deliver this strategy, as part of this on 23 March 2012 a new investment programme in Turkey was announced which will extend our presence and low-cost production capability for wheel manufacturing.

The macro-economic climate is not in Titan Europe's control but the positioning of its business in developing markets with growth products gives it confidence for the future.

The Group's current order book is strong and the flow of new contracts should see further progress in 2012; longer term, the business has great potential for its products and for increased market share penetration through both Titan Europe's innovative approach and technical engineering expertise.

Mike Akers
Chief Executive
20 April 2012

This outlook may contain forward-looking statements with respect to the financial condition, results, operations and businesses of Titan Europe Plc. Such statements and forecasts involve risk and uncertainty because they relate to events and depend upon circumstances that will occur in the future. There are a number of factors that could cause actual results or developments to differ materially from those expressed or implied by forward-looking statements and forecasts. Forward-looking statements and forecasts are based on the directors' current view and information known to them at the date of this statement. Nothing in this statement should be construed as a profit forecast.

PERFORMANCE

TITAN EUROPE Plc
ANNUAL REPORT AND ACCOUNTS 2011

GOVERNANCE
DIRECTORS AND ADVISERS

The directors who served during the year and up to the date of signing these financial statements were as follows:

MORRY TAYLOR
Non-Executive Chairman

Morry is Chief Executive of Titan International Inc. He comes from an engineering family. He holds a degree in engineering from Michigan Tech. Morry developed a business as a manufacturers' agent in the wheel business before founding, with one of his principals, Titan Wheel (then named "Can-Am"). Morry managed the growth and expansion of this business which became a leading specialist manufacturer of off-highway wheels and tyres in the US, taking the company public first on NASDAQ and later on NYSE. Morry was appointed as a Director of Titan Europe on 4 March 2004.

MIKE AKERS
Chief Executive

Mike has a background in the UK automotive components industry. He began organising the start-up of Titan Europe's European operations in 1989 and became a member of Titan International Inc. management team in 1995. Mike has overseen the development of Titan Europe. He graduated with a first class honours degree in Engineering from the University of Cardiff and holds an MBA from Warwick University. Mike was appointed as a director of Titan Europe on 2 February 1995.

GARY CHESTERTON
Group Finance Director and Company Secretary

Gary has over 29 years of internal audit and financial management experience gained from within the construction and engineering sectors. Before joining Titan Europe in 2006 to assist the Group Finance Director, he was European Financial Controller for a US construction company; prior to this he worked for a Fortune 200 diversified manufacturing company in both financial and general management roles. Gary became Group Finance Director in October 2008, focusing on the management of the Group's finance and treasury functions.

CECILIA LA MANNA
Executive Director

Cecilia is a chartered accountant and has a doctorate in accountancy. She trained and worked for PricewaterhouseCoopers in Italy and in the UK. She joined Titan Europe in 1996 as Finance Controller of the Italian subsidiary and developed her career in the Group becoming Finance Director of Titan Europe in 2001. She was involved in the extensive acquisition programs including the Group's expansion into the undercarriages sector. In 2006, she led the integration of Italtractor ITM into the Group. Her primary role is Managing Director of the Undercarriage division.

COMPANY AND REGISTERED OFFICE
Titan Europe Plc
Bridge Road, Cookley, Kidderminster
Worcestershire DY10 3SD
Tel: +44 (0)1562 850561
ir@titaneurope.com
www.titaneurope.com

REGISTERED IN ENGLAND
03018340

COMPANY SECRETARY
Gary Chesterton FCCA

AUDITORS
PricewaterhouseCoopers LLP
Chartered Accountants and Registered Auditors
19 Cornwall Street, Birmingham B3 2DT

FINANCIAL PUBLIC RELATIONS
TooleyStreet Communications
Regent Court, 68 Caroline Street, Jewellery Quarter, Birmingham B3 1UG

1

WWW.TITANEUROPE.COM
STOCK CODE: AIM: TSW.L
28 29

VINCENT WICKS

Executive Director

Vince is an experienced Company Secretary and Finance Director with a long career in UK manufacturing companies. He is a Chartered Secretary and also a Fellow of the Chartered Institute of Management Accountants. He joined the Company that is now Titan Steel Wheels Limited as Finance Director in 1989.

BILL BILLIG

Non-Executive Director

Bill is a well-known and respected figure in the automotive and engineering world on both sides of the Atlantic. Bill is Vice-Chairman of the Board of Directors of Titan International Inc., and is also director and Chairman of MSX International Inc., a leading supplier of subcontract engineering to the automotive industry.

PHIL GARTSIDE

Non-Executive Director

Phil is an accountant with experience in the manufacturing industry at Chief Executive level. He has been a director of several UK public companies and now combines managing a number of engineering businesses with his role as Chairman of Bolton Wanderers Football Club. Phil was appointed as a Director of Titan Europe on 4 March 2004.

LEGAL ADVISER

Eversheds LLP
1 Wood Street
London EC2V 7WS

NOMINATED ADVISER AND BROKER

Arden Partners Plc
125 Old Broad Street
London EC2N 1AR

The Company has purchased and maintained throughout the year directors' and officers' liability insurance in respect of itself and its directors. The directors also have the benefit of the indemnity provisions contained in the Company's Articles of Association. The insurance and indemnity provisions were in place during the year and are still in place at the date of this Report.

GOVERNANCE

Governance
Directors' report
The directors present their report and the audited consolidated financial statements of the Company and Group for the year ended December 2011.

Principal activities
The principal activity of the Group is the manufacture and sale of steel wheels and undercarriages for the off-highway vehicles industry. Principal markets are construction, agriculture and mining. The principal activity of the Company is to act as a holding company.

Business review
Business environment
Titan Europe and its subsidiaries are the only worldwide manufacturer specialising in the technology of both tracked and wheeled vehicle movement systems for the construction, agricultural and mining industries. The overall demand for the products, which is driven primarily by the demand for construction, agricultural and mining equipment, has seen a strong recovery with revenues returning to 2008 levels.

The Group operates in a highly competitive market but is well placed because of its concentration in developing the technology of this highly specialised product area which is important to relationships with key OEMs such as Caterpillar, Volvo, Agco, CNH, Liebherr, Wirtgen, John Deere, SAME, JCB and Hitachi. The Group continues to work closely with these OEMs on future product development.

Strategy
Titan's strategy is designed to create the most effective supply systems for undercarriage assemblies, components and spare parts; and for wheels and wheel and tyre assemblies to customers at all levels in the supply chain throughout the construction, agricultural and mining world. These include OEMs, large users of fleets of equipment, dealers and distributors.

The Group has continued its strategy to develop the relationship with these OEMs globally with particular success in Asia with significant increases in volumes with Hitachi.

This manufacturing and distribution strategy will be supported by the best available research development design and testing facilities centrally located to achieve maximum efficiency and accessibility for our customers.

Finally, the Group aims to employ the best available international management team to obtain maximum benefit from its facilities.
Research and development
Titan continually develops innovative products to add value to its customers' machines by improving cost and performance. Titan's focus on developing solutions for its customers continues to generate a steady flow of new project opportunities particularly in the heavier mining applications. The Group's research and development costs are detailed in note 11 to the financial statements.

The Group's capital expenditure increased during 2011 primarily due to capacity expansion projects in Spain and Brazil, there was a net cash outflow for capital expenditure of £17,062,000 (2010: £10,558,000).

Taxation
The effective tax rate for 2011 is 22.3% (2010: 40.8%), as per the Key Financial Ratios on page 34, which is below the UK rate of corporation tax. This is due to the impact of our overseas entities, mainly Italian. The 2011 financial year was impacted by a change in the tax laws in Italy, which allowed the Group to reinstate previously written off deferred tax assets. The tax expiry time limit on losses has now been removed. The effect of this adjustment will not impact the effective tax rates of future years.

Future outlook
As well as the consistent improvement during 2011 in revenue trends our current short-term order book confirms our budgets for 2012 and we see the opportunity for further potential progress during the year. The Group continues to prioritise working capital control and overall debt reduction.

Financing and going concern
The Group funds its operations through a mixture of retained earnings and borrowing facilities, including leasing. The relative proportions of equity and borrowings are governed by stipulated parameters. These are designed to preserve prudent financial ratios, including interest, dividend and cash flow cover, whilst also minimising the overall weighted average cost of capital to the Group.

All the Group's borrowing facilities are arranged and controlled by divisional management in conjunction with the Group Finance Director. The funds are raised in an appropriate way to serve the needs of the business in a range of currencies and locations. These funds may then be lent, directly or indirectly, to operating subsidiaries on commercial arm's length terms.

30 31

The directors have assessed the future funding requirements of the Group and the Company. Having undertaken this review and considered a number of possible outcomes, the directors are of the opinion that the Group has adequate resources to fund its operations for the foreseeable future and so determine that it is appropriate to present these financial statements on a going concern basis. Committed lending facilities as at 31 December 2011 exceed the overall level of net debt. The Group has sufficient committed and uncommitted facilities in place for foreseeable future requirements.

Principal risks and uncertainties
The management of the business and the execution of the Group's strategy are subject to a number of risks. The key business risks are detailed below:

Cyclical nature of the industry
The wheel and undercarriage component industry is a cyclical industry affected to a significant extent by the general prevailing economic conditions and in particular by trends and the level of investment in the sectors in which the Group operates. Historically, the construction industry has suffered economic downturns every eight to ten years. There can therefore be no assurance that the Group will be able to maintain profitability during a period of economic downturn, or that there will be sufficient demand for the Group's product output, including any planned additional production capacity.

Although the Group is focused on supply of components to the off-road vehicle market there is a substantially different cyclicality to the Wheels and Undercarriage business and the main markets of agriculture, construction and mining. Also the business serves global markets which in turn have a generally different market cycle.

The globalisation of the economy and financial markets volatility has increased the Group's exposure to external factors such as changes in foreign exchange rates, interest rates and commodity prices which in turn make future forecasting of financial and operational performance more uncertain.

Customer concentration and relationships
The Group receives approximately 50% of its sales revenue from ten major global customers. The loss of, or damage to, any of these relationships or a significant worsening of commercial terms with these customers could have a material impact on the Group's results. At the same time, there is a significant benefit from trading with customers of this nature and considerable resource is devoted to ensure that satisfactory relationships are maintained and developed.

Competitors
The Group operates in a highly competitive marketplace. In OEM markets there is continual pressure on sales prices and a reluctance to accept price increases generated by input cost changes. The high cost of entry to the market acts in part as an effective barrier to new competitors, as does Titan's ability to design its own capital equipment.

Regulatory environment
The Group operates in countries in which the regulatory environment with regard to employment is less favourable to employers than employees and where unionisation of the workforce is common. This may, from time to time, have a negative impact on the Group. This environment also facilitates disputes with and claims by employees, particularly upon termination.

The Group may be adversely affected by changes in government regulations and policies. The Group is subject to risks associated with environmental laws and regulations.

The Group mitigates this by on-going review of political, fiscal and regulatory developments.

Taxation
The Group operates in many countries and as a consequence is subject to many tax laws and administrative procedures. Many of these rules are complex and subject to detailed scrutiny by tax authorities undertaking audits and ultimately litigation which may take several years to complete. Against this background, significant management judgement is taken in arriving at the estimate of income tax due in each jurisdiction in which the Group operates.

Currency risk
The Group has transactional currency exposures arising from sales or purchases by operating subsidiaries in currencies other than the subsidiaries' functional currency which are mostly naturally hedged and where appropriate are covered by the use of forward foreign exchange contracts.

The Group operates in a global environment with global customers and therefore transacts in a number of currencies which subjects the Group to foreign exchange risk.

governance
directors' report continued

Principal risks and uncertainties continued Currency risk continued
The key currencies to which the Group is exposed and the relevant exchange rates are detailed below:

2011    2010
Euro
Average        1.152    1.166
Closing        1.193    1.168
US Dollar
Average        1.604    1.547
Closing        1.545    1.547
Brazilian Real
Average        2.677    2.733
Closing        2.879    2.584
Australian Dollar
Average        1.553    1.685
Closing        1.519    1.523

The translation effect on the Group's 2011 balance sheet and income statement as a consequence of the movements of currencies against Sterling is shown in the following table:
At year end    At year end
31 Dec 2011    31 Dec 2010
rates        rates        Variance
£'000        £'000        £'000
Total non-current assets    244,183        253,226        (9,043)
Total current assets        238,837        245,591        (6,754)
Total assets        483,020        498,817        (15,797)
Total non-current liabilities    (139,730)        (143,839)        4,109
Total current liabilities    (178,535)        (182,442)        3,907
Total liabilities        (318,265)        (326,281)        8,016
Net assets        164,755        172,536        (7,781)
Total shareholders' equity    164,755        172,536        (7,781)
Net debt            (124,404)        (127,367)        2,963

At average    At average
2011 rates    2010 rates    Variance
£'000        £'000        £'000
Revenue            492,521        487,407        5,114
Trading profit        33,047        32,670        377
Profit from operations    29,729        29,431        298
Profit before income tax    21,644        21,629        15
Profit for the year        17,632        17,686        (54)

Credit risk
With the concentration of customers noted above, the financial failure of any one of them could have a material impact on the results. The Group closely monitors credit exposures which are reported to divisional management, and overall divisional performance is reviewed regularly by senior management. To mitigate a part of this risk the Group has in place a total turnover credit insurance policy for certain businesses.

Environmental risk
The environmental laws of various countries impose obligations on our businesses to operate in an environmentally friendly way. Failure to do so would result not only in financial consequences, but also in damage to the Group's reputation and may impact shareholder value as well as Titan employees and the communities in which Titan operates. In environmental terms, our manufacturing processes are not inherently high risk, nevertheless great care is taken to prevent any adverse impact arising.

32 33
Insurance
The Group insures against the impact of a range of unpredicted losses whether associated with business assets such as building, plant, machinery and ensuing financial impact arising from the interruption to the business, as well as its liabilities (whether statutory or not) in connection with employees, products supplied or the public at large.

Supply chain - key commodities
The Group is exposed to price fluctuations of key commodities, primarily steel and energy. The Group mitigates this risk with the Group purchasing structure and resultant purchasing power of the Group. In many cases contracts exist with customers to enable a pass through of raw material increases using specified indices. In other cases price changes are negotiated on an as required basis with the customer.

Dependence on key executives and personnel
The Group's future success is substantially dependent on the continued services and performance of its executive directors and its ability to attract and retain highly skilled and qualified personnel. Measures are in place to reward and retain individuals and to protect the Group from the impact of staff turnover. The Group does not have a high senior staff turnover and has been successful in finding high-quality replacements for any staff that have left.

Adjusted performance
Management consider the adjusted performance of the Group to exclude exceptional items which are those that are individually significant either by size or nature as disclosed in the accounting policies on page 47, and any gain/(loss) on trading foreign exchange, which in the main relates to retranslation of non-local currency balances in the Group's companies. IAS 28 requires that the investor's share of the profit or loss of associate is presented as a single line in the income statement. The directors consider that the movement on the fair value of forward exchange contracts to be an exceptional item for the purpose of reporting the results of Titan Europe Plc. Therefore, to reflect the underlying results of the business, the Group's share of the movement in the fair value of forward exchange contracts held by its associate company, Wheels India Limited, should be excluded from the underlying results.

At average
31 Dec 2011    2010 rates     31 Dec 2010
£'000        £'000        £'000
Revenue (excluding share of joint venture)                492,521        487,407        355,202
Trading profit                            33,047        32,670        14,064
Trading foreign exchange (profit)/loss                    (1,156)        (1,150)        250
Trading profit before trading foreign exchange                31,891        31,520        14,314
Share of profit of associate and joint venture (excluding exceptional costs)*    1,721        1,771        2,194
EBIT pre exceptional costs                        33,612        33,291        16,508
Financing costs                            (11,748)        (11,520)        (10,370)
PBT pre exceptional costs                        21,864        21,771        6,138
EBIT pre exceptional costs %                        6.8%        6.8%        4.6%
PBT pre exceptional costs %            4.4%        4.5%        1.7%

* A reconciliation of share of profit of associate and joint venture is outlined below:

Adjusted performance
At average
31 Dec 2011    2010 rates    31 Dec 2010
£'000        £'000        £'000
Share of profit of associate and joint venture (excluding exceptional costs)    1,721        1,771        2,194
Gain on revaluation of previously held interest                1,863        1,863        -
Share of movement on fair value of forward exchange contracts        79        83        (738)
Share of profit of associate and joint venture                3,663        3,717        1,456

governance
directors' report continued

Key Performance Indicators
For key performance indicators refer to page 10.

Key Financial Ratios
The Board monitors progress on the overall Group strategy with reference to the following key financial ratios which have been calculated based on sterling translated balances.

2011 at                Definition, Method of Calculation and
2011        2010        2010        Analysis
rates
interest        5.1        5.1        3.7    EBITDA as defined above divided by the total net financing
cover on                            cost excluding other finance charges. Significant increase
ebitda                            due to overall improvement in EBITDA as a result of the
volume increases.

interest        3.4        3.4        1.8    EBITDA as defined above adding back depreciation and
cover on                            amortisation adjustments, divided by total net financing costs
ebit                            excluding other finance charges. Significant change as a
result of the gain at EBIT level.

effective        22.3%        22.0%        40.8%    Income tax charge divided by profit before tax, excluding
tax rate                            share of associate and joint venture. Distorted by change in tax regulations in the Italian subsidiaries.

gearing        75.5%        94.7%        87.9%    Net debt divided by net assets. Reduction in net debt and
net assets increased by net profit in period.

cash        20.4%        12.6%        90.2%    Net cash generated from operating activities less net cash
conversion                            used in investing activities, divided by profit/(loss) from
ratio                            operations, 2011 affected by increase in working capital,
Titan Jantsa acquisition and increased capital expenditure.

Information which fulfils the remaining requirements of the Business Review can be found in the Chief Executive's report on pages 19 to 27.

Results and dividends
The Group's profit after taxation for the year ended 31 December 2011 amounted to £17,632,000 (2010: £2,626,000). The consolidated income statement is shown on page 40.

As previously reported and by agreement with the Group's Italian banks, Intesa Sanpaolo SpA and UniCredit SpA, the Group will not be making dividend distribution until the net debt to EBITDA ratio is 3.5 or less. As at 31 December 2011, this was calculated as 2.6.

The Board is mindful of the need to restore a yield and we are keen to return to a progressive dividend stream at the soonest opportunity. This is a key objective for 2012.

Directors
For details of directors and liability insurance refer to pages 28 and 29.

34 35
Directors' interests
The beneficial interests of the directors in the 40p ordinary shares in the Company at 31 December 2011 are shown below:
31 Dec    31 Dec
Fully paid ordinary shares        2011    2010
J M A Akers†            653,000    600,000
M C La Manna            288,000    288,000
G Chesterton*            65,000    65,000
V M R Wicks*            500,000    500,000
P A Gartside            24,000    24,000
E H Billig            -    40,000

† 600,000 (2010: 547,000) of these ordinary shares are registered in the name of The Steel Wheels Executive Pension
Scheme, a pension scheme of which J M A Akers is a beneficiary. The remaining 53,000 (2010: 53,000) are registered to J M A Akers.
* These ordinary shares are registered in the name of The Steel Wheels Executive Pension Scheme, a pension scheme of which G Chesterton and V M R Wicks are beneficiaries.

Options

Options held    Cancelled    Granted        Options held
at 1 January    during        during        at 31 Dec
Director            2011        the year        the year        2011
J M A Akers        2,110,000        -        -        2,110,000
M C La Manna        972,500        -        -        972,500
G Chesterton        320,000        -        -        320,000
V M R Wicks        180,000        -        -        180,000
P A Gartside        180,000        -        -        180,000
E H Billig        180,000        -        -        180,000
M M Taylor        180,000        -        -        180,000

No director had any interest in contracts of the Company or the Group during the year. Further details of directors' emoluments can be found at note 13.

Substantial shareholdings
As at 19 March 2012, the Company was aware of the following interests in 3.0% or more in the ordinary share capital of the Company:
Number        % held
Mefro Wheels GmbH            22,788,853    26.1
Titan Luxembourg SARL            18,993,821    21.8
AXA Framlington Investment Management    8,834,440    10.1
Henderson Global Investors            3,549,630    4.1
Griffiths R Esq                3,518,323    4.0
Killik & Co                2,818,794    3.2

governance
directors' report continued

Employee policies
The directors recognise the considerable benefits which accrue from keeping employees at all levels informed of the progress of the business and involving them in the Group's performance. The Group's policy is to ensure that information and views are exchanged and considered in meetings with employee representatives and that employees are made aware of the financial and economic factors affecting the Group's performance by the publishing of such information on notice boards.

The Group considers any application for employment by disabled persons. In the event of any employee becoming disabled, the Group explores all options to retain the individual and to comply fully and fairly with legislation relating to such persons.

Donations
Charitable donations made by the Group during the year in support of the local community amounted to £10,500 (2010: £3,000). During the year, the Group has not made any political donations (2010: £nil).

Payments to suppliers
The Group agrees terms and conditions for its business transactions with individual suppliers, ensures that suppliers are made aware of the terms of payment and makes payment in accordance with these terms. At the year end, the trade creditor days for the Group were 80 days (2010: 94 days) and for the Company the creditor days were 37 days (2010: 33 days).

Financial instruments
The Group's financial risk management objectives and policies are explained in note 2. The Group uses credit insurance as appropriate to manage its credit risk on a business by business basis where the risk is considered sufficient to merit the cover.

Environment
The Group requires the management of its subsidiary companies to adopt policies to comply with local environmental requirements. The Group provides considerable local autonomy for capital expenditure needed for environmental compliance.
Post balance sheet events
The information that fulfils the requirements of post balance sheet events disclosure in the Directors' Report can be found in note 39.

Statement of disclosure of information to auditors
As far as the directors are aware there is no relevant audit information of which the Company's auditors are unaware and the directors have taken all the steps that ought to have been taken to make ourselves aware of any relevant audit information and to establish that the Company's auditors are aware of that information.

Statement of directors' responsibilities in respect of the Annual Report and the financial statements
The directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have prepared the Group financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union, and the Parent Company financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law). Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and the Company and of the profit or loss of the Group for that period. In preparing these financial statements, the directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgements and accounting estimates that are reasonable and prudent;

•
state whether IFRSs as adopted by the European Union and applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the Group and Parent Company financial statements respectively;

•	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Company will continue in business.

36 37

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Company's transactions and disclose with reasonable accuracy at any time the financial position of the Company and enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the Company and the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
The directors are responsible for the maintenance and integrity of the Company's website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Independent Auditors

A resolution to reappoint PricewaterhouseCoopers LLP as Auditors to the Company will be proposed at the
Annual General Meeting.

By Order of the Board
/s/ G Chesterton
G Chesterton
Group Finance Director
20 April 2012

governance
corporate governance statement

Introduction
The Board of Titan Europe Plc is committed to achieving good standards of corporate governance, integrity and business ethics for all activities. Under the rules of the Alternative Investment Market, the Group is not required to comply with the UK Corporate Governance Code 2010. Nevertheless, the Group has taken steps to comply in so far as it can be applied practically and appropriately, given the size of the Group and the nature of its operations. The Board is continuing to consider other aspects of the Code for appropriateness and these may be introduced when it becomes relevant for the Group to do so.

Board composition
The Board of directors comprises four executive and three non-executive directors. The non-executive directors are:

M M Taylor
E H Billig
P A Gartside

Audit Committee
The Audit Committee, composed of the non-executive directors, reviews the Company's financial reporting (including accounting policies) and internal financial controls.

The chairman is P A Gartside.

Remuneration Committee
The Remuneration Committee, composed of the non-executive directors, is responsible for establishing and developing Titan Europe's general policy on executive and senior management remuneration and determining specific remuneration packages for executive directors.

The chairman is M M Taylor.
Financial control
The Group has a comprehensive system for reporting financial results to the Board. Monthly trading results are prepared for each operating business and at consolidated level, with comparison against budget and prior year. The Board reviews these and meets periodically to determine appropriate action.

Going concern
The directors have reviewed the Group's business plan and cash flows for the foreseeable future together with longer-term plans and existing funding arrangements and are satisfied that it is appropriate to present these financial statements on a going concern basis.

/s/ P A Gartside
P A Gartside
Chairman of the Audit Committee
20 April 2012

38 39
governance
Independent auditors' report
to the members of titan Europe Plc

We have audited the Group financial statements of Titan Europe Plc for the year ended 31 December 2011 which comprise the Consolidated income statement, the Consolidated statement of comprehensive income, the Consolidated balance sheet, the Consolidated statement of changes in equity, the Consolidated cash flow statement, the Reconciliation of cash flow to net debt and the related notes. The financial reporting framework that has been applied in their preparation is applicable law and International Financial Reporting Standards (IFRSs) as adopted by the European Union.

Respective responsibilities of directors and auditors
As explained more fully in the Statement of directors' responsibilities as set out on page 36, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board's Ethical Standards for Auditors.

This report, including the opinions, has been prepared for and only for the Company's members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

Scope of the audit of the financial statements
An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the Group's circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the Annual Report to identify material inconsistencies with the audited financial statements. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Opinion on financial statements
In our opinion the Group financial statements:

•	give a true and fair view of the state of the Group's affairs as at 31 December 2011 and of its profit and cash flows for the year then ended;

•	have been properly prepared in accordance with IFRSs as adopted by the European Union; and

•	have been prepared in accordance with the requirements of the Companies Act 2006.

Opinion on other matter prescribed by the Companies Act 2006
In our opinion the information given in the Directors' Report for the financial year for which the Group financial statements are prepared is consistent with the Group financial statements.

Matters on which we are required to report by exception
We have nothing to report in respect of the following matters where the Companies Act 2006 requires us to report to you if, in our opinion:

•	certain disclosures of directors' remuneration specified by law are not made; or

•	we have not received all the information and explanations we require for our audit.

Other matter
We have reported separately on the Parent Company financial statements of Titan Europe Plc for the year ended 31 December 2011.

/s/ Andrew Hammond
Andrew Hammond (Senior Statutory Auditor)
for and on behalf of PricewaterhouseCoopers LLP Chartered Accountants and Statutory Auditors
Birmingham
20 April 2012

(a) The maintenance and integrity of the Titan Europe Plc website is the responsibility of the directors; the work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the financial statements since they were initially presented on the website.
(b) Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

financials
Consolidated income statement
for the year ended 31 December 2011

2011        2010
Note        £'000        £'000
Revenue                        4        492,521        355,202
Trading profit                    4        33,047        14,064
Restructuring and rationalisation costs            5         (3,165)        (1,497)
Significant legal costs                        (153)        (220)
Profit from operations                4        29,729        12,347
Net finance costs                    6        (10,333)        (8,068)
Finance income/(charges)                7        45        (859)
Other finance charges                8        (1,460)        (1,443)
Net financing costs                        (11,748)        (10,370)
Share of profit of associate and joint venture        18, 19        1,800        1,456
Gain on previously held interest in joint venture        17        1,863        -
Profit before income tax                        21,644        3,433
Income tax charge                    9        (4,012)        (807)
Profit for the year attributable to equity shareholders            17,632        2,626

Earnings per 40p ordinary share
Basic                        10        20.56p        3.16p
Diluted                        10        19.89p        3.14p
Basic excluding exceptional items*            10        21.01p        4.58p
Diluted excluding exceptional items*            10        20.33p        4.54p

* This excludes restructuring and rationalisation costs, significant legal costs, and gain on previously held interest in joint venture.

The notes on pages 46 to 86 are an integral part of the financial statements.

40 41
Consolidated statement of
comprehensive income
for the year ended 31 December 2011
Stock code: AIW.L

2011        2010
Note         £'000         £'000
Profit for the year                                17,632        2,626
Other comprehensive (expense)/income
Hedge accounting on financial instruments
- current year gains/(losses)                            257        (24)
- reclassification to income statement                        (527)        (359)
Tax credit on hedge accounting on financial instruments        29        74        105
Net actuarial gains on pension liabilities            30        205        23
Tax on net actuarial gains on pension liabilities            29        (62)        -
Movement in translation adjustment                        (8,057)        5,742
Other comprehensive (expense)/income, net of tax                (8,110)        5,487
Total comprehensive income for the period attributable to equity
shareholders                                9,522        8,113

The notes on pages 46 to 86 are an integral part of the financial statements.

financials
Consolidated balance sheet
as at 31 December 2011

2011        2010
Note        £'000        £'000
ASSETS
Non-current assets
Property, plant and equipment        15        142,546        142,377
Intangible assets                16        56,999        53,608
Investments                17        12,237        17,129
Deferred taxes                29        31,634        37,392
Trade and other receivables            20        767        375
Total non-current assets                    244,183        250,881
Current assets
Inventories                22        111,537        96,730
Trade and other receivables            20        85,682        81,535
Income tax recoverable                    146        799
Cash and cash equivalents            23        40,262        30,488
Held for sale assets                21        1,210        2,341
Total current assets                        238,837        211,893
Total assets                        483,020        462,774
LIABILITIES
Non-current liabilities
Borrowings                28        109,663        106,674
Trade and other payables            24        2,213        2,422
Derivative financial instruments        27        4,068        2,569
Deferred taxes                29        12,527        19,183
Employee benefits                30        8,764        9,497
Provisions                31        2,495        814
Total non-current liabilities                    139,730        141,159
Current liabilities
Borrowings                28        55,261        57,470
Trade and other payables            24        116,510        105,314
Current income tax liability                    2,202        1,329
Derivative financial instruments        27        1,009        2,874
Employee benefits                30        1,484        1,731
Provisions                31        2,069        1,733
Total current liabilities                    178,535        170,451
Total liabilities                        318,265        311,610
Net assets                        164,755        151,164
Equity and reserves
Issued share capital                32        34,921        33,192
Share premium account                    79,241        77,248
Other reserves                        6,458        6,458
Retained earnings                        44,135        34,266
Total attributable to equity shareholders                164,755        151,164

The notes on pages 46 to 86 are an integral part of the financial statements.
The financial statements on pages 40 to 86 were approved by the Board of directors on 20 April 2012 and were signed on its behalf by:

/s/ J M A Akers             /s/ G Chesterton
J M A Akers            G Chesterton
Director                Director
Registered Number: 03018340

42 43
Consolidated statement of changes in equity
for the year ended 31 December 2011
Attributable to Equity holders of the Company
Retained earnings
Share        Retained        Currency
Share    premium    Other    earnings    Hedging    translation    Total
capital    account    reserves    reserve    reserve    reserve         Equity
£'000     £'000     £'000     £'000     £'000     £'000        £'000
Year ended 31 December 2010
At 1 January 2010                    33,192    77,248    6,458    5,297    (2,683)    22,962        142,474
Transactions with owners:
Credit in respect of employee share schemes        -    -    -    577    -    -        577
-    -    -    577    -    -        577
Profit for the year                    -    -    -    2,626    -    -        2,626
Other comprehensive income:
Movement in translation adjustment            -    -    -    -    -    5,742        5,742
Hedge accounting on financial instruments        -    -    -    -    (383)    -        (383)
Tax on hedge accounting on financial instruments        -    -    -    -    105    -        105
Actuarial gains on pension liabilities            -    -    -    23    -    -        23
Tax on actuarial gains for the year            -    -    -    -    -    -        -
Total comprehensive income for the year        -    -    -    2,649    (278)    5,742        8,113
At 31 December 2010                33,192    77,248    6,458    8,523    (2,961)    28,704        151,164

Year ended 31 December 2011
At 1 January 2011                    33,192    77,248    6,458    8,523    (2,961)    28,704        151,164
Transactions with owners:
Proceeds from shares issued                1,729    -    -    -    -    -        1,729
Premium on shares issued                -    2,074    -    -    -    -        2,074
Costs associated with share issue            -    (81)    -    -    -    -        (81)
Credit in respect of employee share schemes        -    -    -    122    -    -        122
Deferred tax in respect of employee share schemes    -    -    -    225    -    -        225
1,729    1,993    -    347    -    -        4,069
Profit for the year                    -    -    -    17,632    -    -        17,632
Other comprehensive income:
Movement in translation adjustment            -    -    -    -    403    (8,460)        (8,057)
Hedge accounting on financial instruments        -    -    -    -    (270)    -        (270)
Tax on hedge accounting on financial instruments        -    -    -    -    74    -        74
Actuarial gains on pension liabilities            -    -    -    205    -    -        205
Tax on actuarial gains for the year            -    -    -    (62)    -    -        (62)
Total comprehensive income for the year        -    -    -    17,775    207    (8,460)        9,522
At 31 December 2011                34,921    79,241    6,458    26,645    (2,754)    20,244        164,755

The notes on pages 46 to 86 are an integral part of the financial statements.
Other reserves represent a capital contribution reserve which in the opinion of the directors is not distributable.
The hedging reserve represents the cumulative portion of gains and losses on hedging instruments deemed effective. The currency translation reserve relates to exchange differences arising on the translation of the net assets of the Group's foreign operations, from their functional currency into the Parent Company's functional currency.

financials
Consolidated cash flow statement
for the year ended 31 December 2011
2011    2010
Note    £'000    £'000
Profit for the year                                17,632    2,626
Adjustments for:
Depreciation                            15    16,403    16,187
Amortisation                            16    944    967
Profit on sale of property, plant and equipment and other intangible assets        (187)    (986)
Impairment of held for sale assets                    21    1,109    -
Net finance expense                                11,100    10,606
Foreign exchange losses/(gains)                        648    (236)
Share of profit of associate and joint venture                    (1,800)    (1,456)
Income tax expense                                4,012    807
Operating cash flow before changes in working capital and other
non-cash changes                                49,861    28,515
Increase in inventories                            (15,256)    (11,481)
Increase in trade and other receivables                        (2,914)    (22,797)
Increase in trade and other payables                        11,826    38,688
Increase/(decrease) in provisions and employee benefits                905    (2,378)
Other non-cash changes                            (3,413)    632
Cash generated from operations                        41,009    31,179
Interest paid                                (8,722)    (8,309)
Income taxes paid                                (4,164)    (1,203)
Net cash generated from operating activities                    28,123    21,667
Proceeds from sales of property, plant and equipment                1,438    586
Proceeds from sale of held for sale assets                21    10    4
Dividends received                                302    219
Purchase of subsidiary undertaking net of cash acquired            38    (4,764)    -
Purchases of property, plant and equipment                    (18,500)    (11,144)
Purchases of intangible assets                            (536)    (196)
Net cash used in investing activities                        (22,050)    (10,531)
Cash flows from financing activities
Proceeds from issue of share capital net of issue costs                3,722    -
New bank loans raised                            14,893    7,051
Repayment of borrowings                            (8,058)    (1,182)
Payment of finance lease liabilities                        (3,322)    (2,911)
Net cash generated from financing activities                    7,235    2,958
Net increase in cash and cash equivalents                    13,308    14,094
Cash and cash equivalents at the beginning of the year                9,608    (5,422)
Effect of exchange rate fluctuations on cash held                    (923)    936
Cash and cash equivalents at the end of the year                23    21,993    9,608

The notes on pages 46 to 86 are an integral part of the financial statements.

For the purposes of presenting the cash flow statement the components of cash and cash equivalents are offset. A reconciliation between the cash flow statement and the balance sheet presentation is shown in note 23.

44 45

Reconciliation of cash flow
to net debt
for the year ended 31 December 2011
At             Other        At
1 Jan            non-cash    Exchange    31 Dec
2011    Cash flow     Acquisitions     changes    movements    2011
Note     £000     £000     £000     £000    £000    £000
Cash and cash equivalents    23    30,488    8,107    2,876    -    (1,209)    40,262
Overdrafts    28    (20,880)    2,325    -    -    286    (18,269)
9,608    10,432    2,876    -    (923)    21,993
Borrowings due after one year*    28    (104,772)    (4,241)    (619)    (2,012)    3,286    (108,358)
Borrowings due within one year*    28    (33,290)    (2,594)    (275)    (476)    602    (36,033)
Finance leases due after one
year *    28    (1,902)    923    -    (351)    25    (1,305)
Finance leases due within
one year*    28    (3,300)    2,399    -    (56)    (2)    (959)
Liquid resources    20    848    (586)    -    -    (4)    258
Net debt        (132,808)    6,333    1,982    (2,895)    2,984    (124,404)

The notes on pages 46 to 86 are an integral part of the financial statements.

* Included within the cash flow column is the net cash flow after taking into consideration changes in ageing of the borrowings and finance leases.

financials
Notes to the consolidated financial statements
for the year ended 31 December 2011

1 Accounting policies
a) General information
Titan Europe Plc is a company incorporated in the United Kingdom under the Companies Act. The address of the registered office is Bridge Road, Cookley, Kidderminster, Worcestershire, DY10 3SD.
The nature of the Group's operations and its principal activities are set out in the Directors' Report.

b) Basis of preparation
The Group consolidated financial statements have been prepared in accordance with the Companies Act 2006 as applicable to companies reporting under IFRS and with those IFRS standards and IFRIC interpretations issued, effective and endorsed by the European Union as at the time of preparing these statements.

The Group consolidated financial statements have been prepared on a going concern basis. The directors have reviewed the funding position of the Group and the Company in light of the amended facilities with Intesa Sanpaolo SpA and UniCredit SpA. In doing so the directors have considered and forecasted the cash flow requirements of the Group and the Company arising from operational, investment and financing activities and they believe it is appropriate to prepare these financial statements on a going concern basis.
The financial statements have been prepared based on the accounting policies noted below, which are the same as the year ended 31 December 2010. They have been prepared under the historical cost convention, as modified by the revaluation of certain financial assets and liabilities (including derivative financial instruments) at fair value through the profit or loss.

c) Basis of consolidation
Subsidiaries
Subsidiaries are entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than 50% of the voting rights. In assessing control potential voting rights that are currently exercisable or convertible are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date of acquisition. They are de-consolidated from the date that control ceases. All business combinations are accounted for by the acquisition method. The cost of the acquisition is measured at the aggregate of the fair values, at the date of exchange, of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree. Acquisition related costs are expensed as incurred.

Intra-Group transactions
Intra-Group transactions and balances and any unrealised gains and losses arising from intra-Group transactions are eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with policies adopted by the Group.

Associates
Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies. The consolidated financial statements include the Group's share of the total comprehensive income and expense of associates on an equity accounted basis, from the date that significant influence commences until the date that significant influence ceases. The Group's investment in associates includes goodwill identified on acquisition, net of accumulated impairment loss. When the Group's share of losses exceeds its interest in an associate, the Group's carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of an associate.

Joint venture
Joint ventures are those entities where joint control exists and strategic operating, investing and financing decisions require the consent of a majority of the owners. The consolidated financial statements include the Group's share of the total comprehensive income and expense of the joint venture on an equity method of accounting.

46 47
The format of the income statement adopted by the Group combines the specific requirements of IFRS together with additional disclosures designed to assist the understanding of the Group's performance. The format is further explained below.
Profit/(loss) from operations is the result of the continuing subsidiary companies prior to finance costs and taxation. In order to present consistent and comparable information this is further analysed to show the results of normal trading activities (trading profit/(loss)), and individually significant items, which are considered exceptional. Such items arise because of their size or nature and comprise:

charges relating to the restructuring and rationalisation programme;
significant legal costs;
the impact of curtailments to the Group's post employment schemes; and
the movement on fair value of forward foreign exchange contracts.
Net finance costs represent the cash costs and other charges arising from the Group's financing activities. These have been further analysed in order to provide clarity over these costs as follows:

Cash costs/income
Financing costs represents the Group's interest cost on outstanding borrowings along with the impact of currency movements on borrowings denominated in foreign currencies.

Non-cash costs/income
Finance charges represents the interest charge associated with the Group's post employment obligations, offset by the expected return on the Group's pension scheme assets and gains/losses on re-measurement of interest rate swaps; and
Other finance charges represent the unwinding of fair value adjustments made to acquired debt instruments.
e)     Foreign currency
Transactions in foreign currencies are translated at exchange rates approximating to the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognised in the income statement. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets such as foreign exchange swaps denominated in foreign currencies that are stated at fair value are translated at foreign exchange rates ruling at the dates the fair value was determined.

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated at foreign exchange rates ruling at the balance sheet date. The revenues and expenses of foreign operations are translated at an average rate for the period where this rate approximates to the foreign exchange rates ruling at the dates of the transactions.

Exchange differences arising from this translation of foreign operations, and of related qualifying hedges that satisfy the hedging conditions of IAS 39, are taken directly to retained earnings. They are released into the income statement upon disposal.
The Group has taken advantage of relief available in IFRS 1 to deem the cumulative translation differences for all foreign operations to be zero at the date of transition to IFRS (1 January 2006).
The functional currency of a subsidiary is determined by certain primary and secondary factors. Once determined, this functional currency is used and translated for consolidation purposes. For the purpose of the consolidated financial statements, the results and financial position of each Group company are expressed in pound sterling, which is the functional currency of the Company, and the presentation currency for the consolidated financial statements.

f)     Investments in debt and equity securities
Unlisted equity investments are stated at cost less impairment where the investment does not have a quoted market price in an active market that cannot be reliably measured.

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

1Accounting policies continued
g)Derivative financial instruments and hedging
Derivative financial instruments
Derivative financial instruments are primarily used to manage the Group's exposure to market risks from changes in interest and foreign exchange rates. Derivative financial instruments are recognised at fair value.

Where derivative financial instruments are not designated as or not determined to be effective hedges, any gain or loss on the re-measurement of the fair value is taken to the income statement.

The fair value of interest rate swaps is the estimated amount that the Group would receive or pay to terminate the swap at the balance sheet date, taking into account current interest rates and the current creditworthiness of the swap counterparties. The fair value of forward exchange contracts is their quoted market price at the balance sheet date, being the present value of the quoted forward price.

Cash flow hedges
Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability, or a highly probable forecast transaction, the effective part of any gain or loss on the derivative financial instrument is recognised directly in retained earnings. Any ineffective portion of the hedge is recognised immediately in the income statement.

When the forecast transaction subsequently results in the recognition of a non-financial asset or non-financial liability, the associated cumulative gain or loss remains in the hedging reserve and is reclassified into the income statement in the same year or years during which the asset acquired or liability assumed affects the income statement, i.e. when a non-financial asset is depreciated.
If a hedge of a forecasted transaction subsequently results in the recognition of a financial asset or financial liability, the associated gains or losses that were recognised directly in equity are reclassified into the income statement in the same year or years during which the asset acquired or liability assumed affects the income statement, i.e. when the interest income or expense is recognised.

When a hedging instrument expires or is sold, terminated or exercised, or the entity revokes designation of the hedge relationship but the hedged forecast transaction is still expected to occur, the cumulative gain or loss at that point remains in equity and is deferred in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer expected to take place, the cumulative unrealised gain or loss recognised in equity is recognised in the income statement immediately.

h) Property, plant and equipment
Property, plant and equipment are stated at cost, which includes the purchase cost plus costs directly associated with bringing the asset into use including interest, where required, less accumulated depreciation and impairment losses.

Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment which are reviewed on an annual basis. Land is not depreciated. The residual values are re-assessed on an annual basis. The estimated useful lives are as follows:

Freehold buildings*    33 - 40 years
Plant and machinery    5 - 30 years
Tools    4 - 6 years (included in fixtures, fittings, tools and equipment in note 15)
Fixtures, fittings and office equipment    3 - 5 years (included in fixtures, fittings, tools and equipment in note 15)
Motor vehicles    2 - 4 years (included within plant and machinery in note 15)
* The normal estimated life for freehold buildings is between 33 and 40 years, however, when a company is acquired and asset fair values are reviewed external guidance is sought on the useful life which may differ from this range.

48 49

1    Accounting policies continued
h)    Property, plant and equipment continued
Leasehold property is depreciated over the life of the lease.

Assets in the course of construction are included in property, plant and equipment on the basis of expenditure incurred at the balance sheet date. No depreciation is charged on assets in the course of construction until they are brought into operational use.

i)    Held for sale assets
Assets or groups of assets are reclassified as held for sale assets in accordance with IFRS 5 when management have committed to a plan to sell the asset and an active program is in place to locate a buyer. The asset is measured at the lower of carrying value or cost, and once the asset is classified as held for sale it is no longer depreciated or amortised. See note 21.

j)     Hire purchase and finance lease arrangements
Leases in which the Group assumes substantially all the risks and rewards of ownership of the leased asset are classified as finance leases. Where land and buildings are held under finance leases, the accounting treatment of the land is considered separately from that of the buildings. Leased assets acquired by way of finance lease are stated at an amount equal to the lower of their fair value and the present value of the minimum lease payments at inception of the lease, less accumulated depreciation and impairment losses and included within property, plant and equipment. Assets are depreciated over the lower of the useful life and the term of the lease.
In line with the requirements of IAS 17, sale and finance leaseback assets are treated as having being sold and re-acquired with any gains recognised over the life of the lease.

k)     Intangible assets
Goodwill
Goodwill, arising on acquisitions which have occurred since 1 January 2006, represents the difference between the fair value of the purchase consideration and the fair value of the identifiable net assets and contingencies of an acquired entity. In respect of acquisitions which occurred prior to 1 January 2006, goodwill is included on the basis of its deemed cost, which represents the amount recorded under previous GAAP. This is in accordance with the transitional provisions of IFRS 1.

Positive goodwill is recognised as an asset in the consolidated balance sheet and is subject to annual impairment review. Goodwill arising on the acquisition of subsidiary undertakings is recognised separately as an intangible asset in the consolidated balance sheet. Goodwill arising on the acquisition of associated undertakings is included within the carrying value of the investment. In accordance with the transitional provisions of IFRS 3, any goodwill previously written off to reserves remains in reserves.

Goodwill is stated at cost less impairment. Goodwill is not amortised but allocated to cash generating units and is tested annually for impairment.

Research and development
Research expenditure is written off as incurred.

Where development expenditure results in a new or substantially improved product, service or process then such costs will be capitalised and amortised over the useful life and periodically reviewed for impairment. Assets are stated at cost less accumulated amortisation and impairment.

Computer software costs
Where computer software is not integral to an item of property, plant and equipment its costs are capitalised and categorised as intangible assets. Amortisation is provided on a straight-line basis over its useful economic life which is between three and five years. Assets are stated at cost less accumulated amortisation and impairment.

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

1 Accounting policies continued
k) Intangible assets continued
Other intangible assets
Other intangible assets are stated at cost less accumulated amortisation and impairment losses.

Amortisation is charged on a straight-line basis and is based on the useful economic lives of the assets concerned which are principally as follows:

Licences and patents    3 -15 years

l) Impairment
The carrying amounts of the Group's non-current assets are tested to determine if there is any indication of impairment. Assets which have an indefinite useful life are not subject to amortisation and are tested for impairment at each balance sheet date. Assets subject to depreciation and amortisation are reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised in the income statement based on the amount by which the carrying amount exceeds the recoverable amount. The recoverable amount is the higher of fair values less costs to sell and value in use.

M) Trade and other receivables
Trade and other receivables are recognised initially at fair value and subsequently at their amortised cost less impairment losses based on the directors' view of the collectability of those receivables. The amount of the provision is the difference between the assets carrying amount and the present value of estimated future cash flows.

The Group enters into factoring arrangements both with and without recourse.

With recourse
These kinds of transactions do not meet IAS 39 requirements for asset derecognition, since risks and rewards have not been substantially transferred. Consequently, all receivables sold through factoring transactions which do not meet IAS 39 derecognition requirements are reflected in the Group financial statements, with a corresponding financial liability recorded in the consolidated financial statements.

Without recourse
In compliance with current reporting requirements, trade receivable balances that have been subject to non-
recourse factoring arrangements do not get reported in the Group balance sheet. Under its non-recourse factoring arrangements, the Group sells trade receivables balances to a third-party factoring company in exchange for a cash payment from the factoring company, net of fees. All the risks and rewards of the trade receivables subject to these arrangements are transferred to the factoring company and, accordingly, the trade receivables are derecognised in the Group balance sheet. Such arrangements are used from time to time by the Group to manage the recovery of cash from its trade receivables. As at 31 December 2011, the Group balance sheet included £8,900,000 (2010: £nil) of cash that would otherwise have been reported as trade receivables if these arrangements were not in place.

n) Inventories
Inventories are stated at the lower of cost and net realisable value (being the estimated selling price in the ordinary course of business less estimated costs of completion and selling expenses). Cost is determined on a first in first out basis. Cost comprises raw material, direct labour and appropriate production overheads based on the normal levels of business activity. Provision for slow moving or obsolete inventories are based upon the directors' view of the recoverable value of the individual items included within inventory, based on ageing and usage reports.

o) Cash and cash equivalents
Cash and cash equivalents comprise cash balances and call deposits. Bank overdrafts that are repayable on demand and form an integral part of the Group's cash management are included as a component of cash and cash equivalents for the purpose only of the statement of cash flows.

50 51

1 Accounting policies continued
p) Interest-bearing borrowings
Interest-bearing borrowings are recognised initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost with any difference between cost and redemption value being recognised in the income statement over the period of the borrowings on an effective interest basis.
q) Trade and other payables
Trade and other payables are recognised initially at fair value and subsequently stated at amortised cost.

R) Dividends
Dividends are recognised in the year in which they are approved by the Group's shareholders or, in the case of an interim dividend, when the dividend is paid.

S)     Employee benefits
Defined contribution schemes
Obligations for contributions to defined contribution pension schemes are recognised as an expense in the income statement as incurred.

Defined benefit schemes
For defined benefit pension schemes, the cost of providing benefits is calculated annually by independent actuaries using the projected unit credit method. The retirement benefit obligation recognised in the balance sheet represents the excess of the present value of scheme liabilities over the fair value of scheme assets. Differences between the actual and expected returns on assets and experience gains and losses arising on scheme liabilities during the year, together with differences arising from changes in assumptions, are recognised in the consolidated statement of comprehensive income.

Contributions to the scheme are paid in accordance with the scheme rules and the recommendation of the actuary. The charge to the income statement reflects the current and past service cost of such obligations. The expected return on scheme assets and the interest cost on scheme liabilities are included within the finance charges in the income statement.

Other post-retirement benefit scheme and long-term benefits scheme
For the accrued benefit schemes and long service leave provision the cost of providing benefits is calculated at least annually by independent actuaries using the projected unit credit method. The accrued benefit obligation recognised in the balance sheet represents the present value of scheme liabilities. The experience gains and losses arising on scheme liabilities during the year, together with differences arising from changes in assumptions, are recognised in the consolidated statement of comprehensive income in the year. The charge to the income statement reflects the current and past service cost of such obligations and the impact of curtailments. The expected return on scheme assets and the interest cost on scheme liabilities are included within the finance charges in the income statement.

t)     Share-based payment transactions
The share option programme allows Group employees to acquire shares of the ultimate Parent Company (Titan Europe Plc); these awards are granted by the ultimate Parent. The fair value of options granted is recognised as an employee expense with a corresponding increase in equity. The fair value is measured at grant date and spread over the period during which the employees become unconditionally entitled to the options. The fair value of the options granted is measured using an option valuation model, taking into account the terms and conditions upon which the options were granted. The amount recognised as an expense is adjusted to reflect the actual number of share options that vest except where forfeiture is due only to share prices not achieving the threshold for vesting.

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

1 Accounting policies continued
u) Provisions
A provision is recognised in the balance sheet when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.
Warranty provisions are made for specific product issues based on an estimate of the likely cost arising. It has been deemed prudent to provide for an amount based on historical information.

v) Revenue
Revenue represents the total value of amounts invoiced to all customers in respect of goods or services rendered during the year net of credit notes, returns and any contractually agreed discounts, excluding value added tax.
Invoices for goods are raised when the risks and rewards of ownership have passed which may differ between customers depending on the contractual arrangements in place. Ownership typically will pass on dispatch or at the date of acceptance by the customer.
Revenue is recognised in the income statement when it can be reliably measured, along with the associated costs, and its collectability is reasonably assured.

w) Expenses/Other Income
Operating lease payments
Payments made under operating leases are recognised in the income statement on a straight-line basis over the term of the lease. Lease incentives received are recognised in the income statement as an integral part of the total lease expense.

Finance lease payments
Minimum lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each year during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Net financing costs
Net financing costs comprise interest payable, finance charges on finance leases, interest receivable on funds invested, dividend income, foreign exchange gains and losses and gains and losses on hedging instruments that are recognised in the income statement, unwinding of fair value adjustments, post employment obligation charges and expected return on pension scheme assets.

Interest income and interest payable is recognised in the income statement as it accrues, using the effective interest method. Dividend income is recognised in the income statement on the date the entity's right to receive payments is established.

Government grants
Grants receivable from governments or similar bodies are credited to the balance sheet in the period in which conditions relating to the grant are met. Where they relate to specific assets they are amortised on a straight-line basis over the same period the asset is depreciated. Where they relate to revenue expenditure and/or non-asset criteria they are taken to the income statement to match the period in which the expenditure is incurred and criteria met.

Income from Non-Core Trading
The margin on long-term contracts associated with one-off projects such as the agreement with Minsk Tractor Works in Belarus are recorded within other operating income.

52 53
1 Accounting policies continued
x) Taxation
Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.
Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.
A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised.

Y)     Segmental reporting
IFRS 8 'Operating Segments' requires a 'management approach', under which segment information is presented on the same basis as that used for internal reporting purposes. The segments are reported in a manner that is more consistent with the internal reporting provided to the Chief Operating Decision Maker (CODM). Goodwill is allocated by management to groups of cash generating units on a segment level, the allocation of goodwill remains as reported in 2010, between the Wheels and Undercarriage segments.

Operating segments are reported in a manner consistent with the internal reporting provided to the CODM on a monthly basis. The CODM has been identified as the Chief Executive Officer (CEO) who is responsible for assessing performance of the operating segments and allocating resources to these segments.

z)    Share capital
Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction from the proceeds.

aa) Standards, amendments to standards and interpretations issued but not yet applied
Interpretations effective in 2011:
There are no IFRSs or IFRIC interpretations that are effective for the first time for the financial year that would be expected to have a material impact on the Group.
Standards, amendments and interpretations to existing standards which are not yet effective
The following is a summary of relevant revisions and amendments to standards and interpretations which are unlikely to have a material impact on the Group's results, assets or liabilities.

IFRS 9 'Financial instruments' regarding classification and measurement of financial assets.

IFRS 10 'Consolidated financial statements' regarding determination of control.

IFRS 13 'Fair value measurement' regarding fair value measurement and disclosure requirements.

IFRS 12 'Disclosure of interests on other entities' regarding disclosure requirements for all forms of interest in other entities.
There are a number of standards, amendments and interpretations that are not relevant to the Group which have therefore not been listed above.

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

1 Accounting policies continued
bb) Significant judgements, key assumptions and estimates
The Group's significant accounting policies are set out above. The preparation of financial statements, in conformity with IFRS, requires the use of estimates, subjective judgement and assumptions that may affect the amounts of assets and liabilities at the balance sheet date and reported profit and earnings for the year. The directors base these judgements on the basis of past experience, professional expert advice and other relevant evidence. The accounting policies where the directors consider that more complex estimates, judgements and assumptions have to be made are those in respect of intangible assets, derivative financial instruments, employee benefits and taxation. See note 3.

2 Financial risk management
Financial risk factors
The Group's activities expose it to a variety of financial risks: market risk (including foreign exchange risk, fair value interest rate risk and cash flow interest rate risk), credit risk and liquidity risk. The Group's overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group's financial performance. The Group uses derivative financial instruments to hedge certain risk exposures.

Risk management is carried out centrally under policies approved by the Board of directors. Centrally management identify, evaluate and hedge financial risks in close co-operation with the Group's operating units. The Board provides written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

Market risk
Foreign exchange risk
The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the euro and the sterling. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and net investments in foreign operations.
Management has set up a policy to require Group companies to manage their own foreign exchange risk against their functional currency. Where appropriate, and in agreement with Group management, companies are required to hedge certain foreign exchange risk exposure. To manage their foreign exchange risk arising from future commercial transactions and recognised assets and liabilities, entities in the Group use forward contracts, transacted externally. Foreign exchange risk arises when future commercial transactions are denominated in a currency that is not the entity's functional currency.
As the Group derives a significant amount of its earnings from overseas operations, the Group is affected by movements in exchange rates, primarily the euro. This would affect both the balance sheet and the income statement. For a 5% movement in the euro exchange rate, the operating profit would be affected by £871,000 (2010: £404,000) and the net assets by £819,000 (2010: £583,000).

54 55
2    Financial risk management continued
MARKET RISK continued
Cash flow and fair value interest rate risk
As the Group has no significant interest-bearing assets, the Group's income and operating cash flows are substantially independent of changes in market interest rates.
The Group's interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk. Borrowings issued at fixed rates expose the Group to fair value interest rate risk. During 2011 and 2010, the Group's borrowings at variable rate were primarily denominated in the euro.
Based on calculations performed, the impact on post-tax profit of a 1.0 percentage point shift in variable interest rates would be a maximum increase or decrease of £573,000 of interest expense. However, to mitigate this risk 85% of the floating rate debt outstanding at 31 December 2011 was covered by a floating-to-fixed interest rate swap.
Based on the various scenarios, the Group manages its cash flow interest rate risk by using floating-to-fixed interest rate swaps. Such interest rate swaps have the economic effect of converting borrowings from floating rates to fixed rates. Generally, the Group raises long-term borrowings at floating rates and swaps them to fixed rates that are lower than those available if the Group borrowed at fixed rates directly. Under the interest rate swaps, the Group agrees with other parties to exchange, at specified intervals (primarily quarterly), the difference between fixed contract rates and floating-rate interest amounts calculated by reference to the agreed notional amounts.

Credit risk
Credit risk is managed on a divisional basis. Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to Original
Equipment Manufacturers (OEMs), and after-market customers, including outstanding receivables and committed transactions. Credit control assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. The utilisation of credit limits is regularly monitored (see also note 26).

Liquidity risk
Prudent liquidity risk management implies maintaining sufficient cash and the availability of funding through an adequate amount of committed credit facilities. Due to the dynamic nature of the underlying businesses, the Group maintains flexibility in funding by maintaining availability under committed and uncommitted credit lines. The Group ensures that sufficient liquidity is available to meet obligations when they fall due and maintain sufficient flexibility in order to fund investment and acquisition objectives. Liquidity needs are assessed through short and long-term forecasts. Cash flow forecasting is performed in the operating entities of the Group. Group finance monitors headroom on all borrowing facilities. Undrawn borrowing facilities at the year end amounted to
£45,237,000 (2010: £44,039,000).

The table below analyses the Group's financial liabilities and net-settled derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows including contractual interest payment and finance lease charge cash flows. The difference between contractual undiscounted cash flows, and the book value of borrowings of £2,663,000 (2010: £4,162,000) is explained in note 28.

Between    Between
Less than    1 and 2    2 and 5    Over
1 year    years    years    5 years
At 31 December 2011                        £'000    £'000    £'000    £'000
Borrowings                            (55,261)    (35,624)    (74,968)    (1,734)
Contractual interest payments and finance lease
charges                                (426)    (2,912)    (103)    (2)
Derivative financial instruments                    (1,009)    (3,691)    (377)    -
Trade and other payables                        (111,309)    (252)    (1,182)    (779)

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

2 Financial risk management continued
MARKET RISK continued
Liquidity risk continued
Between        Between
Less than    1 and 2        2 and 5        Over
1 year        years        years        5 years
At 31 December 2010            £'000        £'000        £'000        £'000
Borrowings                (57,470)        (24,697)        (85,708)        (431)
Contractual interest payments and finance
lease charges                (548)        (342)        (2,414)        -
Derivative financial instruments        (2,874)        (2,354)        (215)        -
Trade and other payables            (99,955)        (258)        (1,206)        (958)

The Group's derivative financial instruments will be settled on a net basis. The amounts are the contractual undiscounted cash flows. The impact of discounting is not significant.

Capital risk management
The Group defines capital as total equity plus non-current bank borrowings.

The Group's objectives when managing capital are to safeguard the Group's ability to continue as a going concern in order to provide returns for the shareholders, benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. During the year the Group raised new share capital to provide additional funding to assist with the Turkish acquisition.
In line with external requirements, the Group closely monitors net debt on a monthly basis and has annual targets on the level of net debt. The Group was compliant with all covenants during the year.

2011        2010
Note        £'000        £'000
Total borrowings        28        (164,924)        (164,144)
Less liquid resources        20        258        848
Less cash and cash equivalents    23        40,262        30,488
Net debt                    (124,404)        (132,808)

Group net debt is lower than last year at £124,404,000 (2010: £132,808,000), however, this is affected by the strengthening of the euro year end exchange rate generating a translation impact as at 31 December 2011 of
£2,984,000 (exchange movement reported in the reconciliation of cash flow to net debt). The Group's net debt as at 31 December 2011 at the 2010 year end exchange rate would have been £127,367,000.

Fair value estimation
The Group uses a variety of methods and makes assumptions that are based on market conditions existing at each balance sheet date. The fair value of interest rate swaps is calculated as the present value of the estimated future cash flows. The fair value of forward foreign exchange contracts is their quoted market price at the balance sheet date, being the present value of the quoted forward price.
The carrying value less impairment provision of trade receivables and payables is assumed to approximate their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

56 57
3    Critical accounting estimates and judgements
Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
Critical accounting estimates and assumptions
The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Estimated impairment of goodwill (note 16)
The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in note 1(k). The recoverable amounts of cash generating units have been determined based on value-in-use calculations. These calculations require the use of estimates (note 16). No impairment charges arose in the Group during 2011.

Income taxes (notes 9 and 29)
The Group is subject to income taxes in numerous jurisdictions. Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which the determination is made but management do not consider that any favourable or unfavourable movements would be material. Recognition of deferred tax assets, and hence credits to the income statement, is based on forecast future taxable income and therefore involves judgement regarding the future financial performance of particular legal entities of tax groups in which the deferred tax assets are recognised.

Fair value of derivatives and other financial instruments (note 27)
The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using valuation techniques. Valuations are provided by external parties. The external parties select a variety of methods and make assumptions that are mainly based on market conditions existing at each balance sheet date.

Employee benefits (note 30)
The Group operates two defined benefit schemes and also has several post-employment benefit schemes in place. The total liability is £10,248,000 (2010: £11,228,000), of the liability 15% (2010: 17%) relates to the French and German defined benefit scheme. A significant proportion, 81% as at 31 December 2011 (2010: 80%), of the total liability relates to the TFR (Trattamento di Fine Rapporto) scheme in Italy.

Business combinations and acquisitions - purchase price allocations (note 38)
For business combinations and acquisitions of associates and joint ventures, IFRS requires that a fair value exercise is undertaken allocating the purchase price (cost) of acquiring controlling interests and interests in associates and joint ventures to the fair value of the acquired identifiable assets, liabilities and contingent liabilities.

Any difference between the cost of acquiring the interest and the fair value of the acquired net assets, is recognised as acquired goodwill. The fair value exercise is performed at the date of acquisition. As a result of the nature of fair value assessments the purchase price allocation exercise and acquisition-date fair value determinations require subjective judgements based on a wide range of complex variables at a point in time. Management uses all available information to make the fair value determinations.

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

4 Segmental analysis
Management has determined the operating segments, based on the reports reviewed by the Chief Executive Officer ('CEO'), to monitor performance of the segments and make strategic decisions.
Management considers the business to have two segments, being Undercarriage and Wheels. The Undercarriage segment derives its revenue from sales of undercarriages to the OEM market and aftermarket. The Wheels segment derives its revenue from sales of wheels and tyres to the OEM market. The Wheels segment as reported to management includes the head office Company, Titan Europe Plc. Management fees are charged by head office to the two segments, and are reported within those segments.
Sales between segments are carried out at arm's length. The revenue from external parties reported to the CEO is measured in a manner consistent with the income statement contained in the financial statements. There are no differences between the amounts presented to the Chief Operating Decision Maker ('CODM') and amounts included within the financial statements, with the exception of the classification of goodwill as explained on the following page.
The performance reports reviewed by the CEO are consistent with the format reported in the income statement, with the main measure reviewed being trading profit. Amounts reviewed with respect to total assets and liabilities are measured in a manner consistent with the financial statements. Both assets and liabilities are allocated based on the operations of the segment and the physical location of the assets.

Wheels        Undercarriages        Total
2011    2010    2011    2010        2011    2010
£'000    £'000    £'000    £'000        £'000    £'000
Revenue
Total revenue            193,602    140,842    530,919    370,390        724,521    511,232
Intercompany revenue        (9,159)    (5,197)    (222,841)    (150,833)        (232,000)    (156,030)
External revenue        184,443    135,645    308,078    219,557        492,521    355,202
Trading profit            17,215    9,629    15,832    4,435        33,047    14,064
Restructuring and
rationalisation costs        (1,836)    (135)    (1,329)    (1,362)        (3,165)    (1,497)
Significant legal costs        -    (47)    (153)    (173)        (153)    (220)
Profit from operations        15,379    9,447    14,350    2,900        29,729    12,347
Share of profit of associate    1,580    1,134    -    -        1,580    1,134
Share of profit of joint
venture            220    322    -    -        220    322
Gain on previously held
interest in joint venture        1,863    -    -    -        1,863    -
Finance income        416    642    69    328        485    970
Finance expense and other
finance costs            (3,059)    (2,961)    (9,174)    (8,379)        (12,233)    (11,340)
Profit before income tax        16,399    8,584    5,245    (5,151)        21,644    3,433
Income tax expense        (3,981)    (2,503)    (31)    1,696        (4,012)    (807)
Profit for the year        12,418    6,081    5,214    (3,455)        17,632    2,626

58 59
4    Segmental analysis continued
St                    Wheels        Undercarriages        Total
2011    2010    2011    2010        2011    2010
£'000    £'000    £'000    £'000        £'000    £'000
Assets
Intangible assets*            3,322    (316)    53,677    53,924        56,999    53,608
Property, plant and
equipment            43,793    42,660    98,753    99,717        142,546    142,377
Interest in associate and
joint venture            12,197    17,089    -    -        12,197    17,089
Other assets            92,816    75,578    146,682    135,931        239,498    211,509
Income tax recoverable            133    74    13    725        146    799
Deferred tax assets            5,686    5,114    25,948    32,278        31,634    37,392
Total assets            157,947    140,199    325,073    322,575        483,020    462,774
Liabilities
Borrowings†            (46,119)    (48,817)    (118,805)    (115,327        (164,924)    (164,144)
Other liabilities            (49,162)    (40,555)    (89,450)    (86,399)        (138,612)    (126,954)
Income tax payable            (1,422)    (952)    (780)    (377)        (2,202)    (1,329)
Deferred tax liabilities        (5,298)    (5,783)    (7,229)    (13,400)        (12,527)    (19,183)
Total liabilities            (102,001)    (96,107)    (216,264)    (215,503)        (318,265)    (311,610)
Net assets            55,946    44,092    108,809    107,072        164,755    151,164
Other segment items
Capital expenditure
- intangible assets
excluding goodwill            (182)    (80)    (354)    (116)        (536)    (196)
- property, plant and
equipment            (5,415)    (2,727)    (13,489)    (8,587)        (18,904)    (11,314)
Total capital expenditure        (5,597)    (2,807)    (13,843)    (8,703)        (19,440)    (11,510)
Depreciation            (7,625)    (7,117)    (8,778)    (9,070)        (16,403)    (16,187)
Amortisation            (386)    (372)    (558)    (595)        (944)    (967)

* Consolidation adjustments to goodwill are reported above on the basis of the management accounts presented to the CODM. For statutory reporting purposes, an additional £8,014,000 credit to goodwill is reallocated to the Undercarriage segment, resulting in 2011 and 2010 goodwill for statutory purposes of £8,925,000 Wheels (2010:
£6,103,000) and £44,571,000 Undercarriage (2010: £44,571,000).

† Borrowings in the Wheels segment includes Accordo Quadro of £23,037,000 (2010: £21,547,000), refer to note
28. This relates to the acquisition of ITM in December 2005.

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

4 Segmental analysis continued
The entity is domiciled in the United Kingdom. Revenue is based on the customer location, the geographical spread of revenue is disclosed below.
Wheels        Undercarriages    Total
2011    2010    2011    2010    2011    2010
£'000    £'000    £'000    £'000    £'000    £'000
UK                9,021    5,508    12,726    9,639    21,747    15,147
Continental Europe        115,441    87,738    126,288    104,250    241,729    191,988
North America            13,255    9,409    45,620    27,262    58,875    36,671
South America            4,076    3,777    38,790    37,848    42,866    41,625
Asia                10,560    4,929    80,312    37,059    90,872    41,988
Africa            1,993    352    2,894    2,509    4,887    2,861
Oceania            30,097    23,932    1,448    990    31,545    24,922
Total                184,443    135,645    308,078    219,557    492,521    355,202

The directors consider that the above disclosure reflects most closely how the business is monitored by the
CODM.
Non-current assets by location are summarised below:
Wheels        Undercarriages    Total
2011    2010    2011    2010    2011    2010
£'000    £'000    £'000    £'000    £'000    £'000
Property, plant and
equipment            43,793    42,660    98,753    99,717    142,546    142,377
Intangible assets        3,322    (316)    53,677    53,924    56,999    53,608
Investments            12,197    17,089    40    40    12,237    17,129
Trade and other receivables    -    -    767    375    767    375
59,312    59,433    153,237    154,056    212,549    213,489
By Location
UK                15,420    8,553    -    -    15,420    8,553
Italy                30,302    41,994    93,855    110,216    124,157    152,210
Other                13,590    8,886    59,382    43,840    72,972    52,726
Total                59,312    59,433    153,237    154,056    212,549    213,489
5 Restructuring and rationalisation costs
2011    2010
Note    £'000    £'000
Redundancy costs                    1,604    817
Temporary lay off costs                    -    616
Retirement costs                    -    64
Restructuring of manufacturing plants            452    -
Impairment of held for sale assets            21    1,109    -
3,165    1,497
Of the costs incurred in the year £1,836,000 (2010: £1,362,000) relates to the Undercarriage division and £1,329,000 (2010: £135,000) relates to the Wheels division.
Included in accruals at the year end is £75,000 (2010: £1,896,000) of costs recognised to date which will be paid in 2012. Included in provisions at the year end is £2,275,000 which will be paid during the period 2012 - 2014. See note 31.

60 61
6    Net Finance Costs
2011    2010
Finance income                        Note    £'000    £'000
Bank balances                            378    288
Gains arising on the translation of foreign currency loans        14    4    294
Other                                103    388
Total finance income                        485    970
Finance expense
Bank overdrafts                            (945)    (725)
Bank borrowings                            (8,705)    (7,787)
Hire purchase and finance lease arrangements                (126)    (289)
Losses arising on the translation of foreign currency loans        14    (652)    (58)
Other                                (390)    (179)
Total finance expense                        (10,818)    (9,038)
Net finance costs                            (10,333)    (8,068)

Interest on bank borrowings has increased by £0.9m, £0.4m is due to the full year effect of the 2010 Intesa
Sanpaolo SpA and UniCredit SpA restructure, see note 7. The remaining increase is due to changes in mix of borrowings.

7    Finance income/(charges)

2011    2010
£'000    £'000
Interest on defined benefit pension plan                (33)    (111)
Interest on other long-term employee benefits            (449)    (389)
Net profit/(loss) on recycling of fair values of derivatives        527    (359)
45    (859)

The profit on recycling of fair value of derivatives relates to the interest rate swap on the Intesa Sanpaolo SpA/
UniCredit SpA borrowings and offsets the increase in note 6 above.

8    Other finance charges

2011    2010
£'000    £'000
Unwinding of the fair value adjustment on the Accordo Quadro loans        (1,460)    (1,443)

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

9 Income tax charge/(credit)
2011    2010
Note    £'000    £'000
Current tax
UK corporation tax:
- Current year                            655    2
- Adjustment in respect of prior years                (18)    1
Total UK current tax                        637    3
Foreign corporation tax:
- Current year                            4,975    2,877
- Adjustment in respect of prior years                (39)    8
Total current tax charge                        5,573    2,888
Deferred tax
Origination and reversal of timing differences            (1,987)    (1,918)
Adjustment in respect of prior years                426    (163)
Total deferred tax credit                    29    (1,561)    (2,081)
Tax on profits on ordinary activities                    4,012    807

The current tax assessed for the year is lower (2010: higher) than the standard rate of corporation tax in the United Kingdom of 26.5% (2010: 28.0%). The effective tax rate for 2011 is 22.3% (2010: 40.8%), which is below the UK rate of corporation tax. This is due to the impact of our overseas entities, mainly Italian. The 2011 financial year was impacted by a change in the tax laws in Italy, which allowed the Group to reinstate previously written off deferred tax assets of £2,700,000. The tax expiry time limit on losses has now been removed. This adjustment will not impact the effective tax rates of future years.

Factors affecting future tax rate:

During the year the main rate of UK corporation tax was reduced from 28% to 26%, this change was effective from
1 April 2011. The March 2011 budget announced that the main rate of UK corporation tax would reduce from 26% to 25% effective from 1 April 2012. The impact of this is not considered to be material.
Further reductions to the main rate of corporation tax were announced in the March 2012 Budget. These changes propose to reduce the main rate of UK corporation tax to 24% effective from 1 April 2012 and then by 1% per annum to 22% by 1 April 2014. These changes had not been substantively enacted at the balance sheet date, and therefore are not recognised in these financial statements

2011    2010
£'000    £'000
Profit before tax                        21,644    3,433
Less share of post tax earnings of joint ventures and associates        (3,663)    (1,456)
Profit before tax excluding joint venture and associate            17,981    1,977
Profit before tax at the UK tax rate 26.5% (2010: 28.0%)        4,765    554
Effects of:
Non-taxable items                        (262)    (42)
Effect of foreign taxation rates                    2,318    1,750
Movement in unrecognised deferred taxation                (3,178)    (1,301)
Adjustment in respect of prior years - current tax            (57)    9
Prior year deferred tax                        426    (163)
Total tax charge                        4,012    807

62 63
10    Earnings per share
The weighted average number of shares in issue used in the basic earnings per share calculation may be reconciled to the number used in the diluted earnings per ordinary share calculation as follows:

Weighted average number            2011        2010
Basic earnings per share denominator        85,753,393    82,980,624
Issuable on conversion of options        2,872,550    715,934
Diluted earnings per share denominator        88,625,943    83,696,558

The earnings to which the earnings per share calculation has been applied are as follows:
2011    2010
£'000    £'000
Earnings attributable to equity shareholders                    17,632    2,626
Significant one-off items (net of tax):
Restructuring and rationalisation costs                        2,168    1,025
Significant legal costs                            100    149
Gain on previously held interest in joint venture                    (1,881)    -
Earnings attributable to equity shareholders excluding exceptional costs        18,019    3,800

11    Expenses by nature

2011    2010
Note    £'000    £'000
Changes in inventories of finished goods and WIP, raw materials and
consumables used                                    255,509    174,183
Employee benefit expense                            12    99,840    81,282
Depreciation and amortisation                        15, 16    17,347    17,154
Transportation expenses                                11,053    8,198
Utilities                                        20,146    16,567
Repairs and maintenance                                8,167    6,327
Outsourcing costs                                    26,542    18,319
Operating lease payments - property                            2,202    1,999
Operating lease payments - other                            2,468    2,244
Foreign exchange (gains)/losses                        14    (1,166)    231
Other expense                                    21,915    18,394
Other operating income*                                (4,549)    (3,760)
459,474    341,138

* Other operating income comprises, profit on sale of property, plant and equipment and other one-off income occurring as a result of normal trading activities. Included in 2011 is the income associated with the factory development on behalf of Minsk Tractor Works in Belarus.

In the year, the Group incurred research and development expenditure of £3,874,000 (2010: £3,387,000).

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

11 Expenses by nature continued
2011    2010
£'000    £'000
Audit services
- Fees payable to PricewaterhouseCoopers LLP for the statutory audit of the
Company's and consolidated annual accounts                194    177
- Fees payable to PricewaterhouseCoopers LLP and their associates for other services to the Group:
- Audit of the Company's subsidiaries pursuant to legislation            341    309
Total audit fees                                535    486
- Other services pursuant to legislation                    59    37
- Tax services                                141    139
- Other services                                5    1
Total non-audit fees                            205    177
Total fees payable to PricewaterhouseCoopers LLP and their associates        740    663

All fees payable to PricewaterhouseCoopers LLP, the Company's auditors, include amounts in respect of expenses.
All fees payable to PricewaterhouseCoopers LLP have been charged to the income statement.

12 Employee benefit expense
2011    2010
Note    £'000    £'000
Wages and salaries                71,972    59,666
Social security costs                18,174    15,370
Employee share options scheme charge    33    122    577
Pension costs - defined contribution plan    30    3,359    3,249
Pension costs - defined benefit plan        30    52    60
Other post-employment benefits        30    58    51
Temporary staff                    5,418    1,774
Welfare                    685    535
99,840    81,282
The average number of persons employed by the Group (including executive directors) during the year was:
2011    2010
Number    Number
Production            2,307    1,983
Selling and distribution        137    121
Administration            225    217
2,669    2,321

The key management of the Group comprises the Titan Europe Plc Board of directors and other key management.
Details of key management remuneration are included in note 37. Details of directors' remuneration are contained in note 13.

64 65
13    Directors' emoluments
Emoluments paid by all Group companies to the directors of Titan Europe Plc were:

2011        2010
£'000        £'000
Remuneration and benefits for executive services            1,660        1,192
Fees for non-executive services                60        60
Pension contributions to defined contribution scheme        149        188
1,869        1,440

The number of directors for whom the Group made contributions to defined contribution pension schemes was 3 (2010: 4).

Included within J M A Akers remuneration and benefits for excecutive services is £175,000 (2010: £83,000) of taxable income where an election has been made to take salary due to pension thresholds being met, this pension payment is not therefore subject to tax relief.

Pension
Remuneration            contributions
and benefits    Fees for        to defined
for executive    non-executive    contribution
services        services        scheme        Total
For the year ended 31 December 2011        £'000        £'000        £'000        £'000
Non-executive
M M Taylor                -        20        -        20
E H Billig                -        20        -        20
P A Gartside                -        20        -        20
Executive
J M A Akers                918        -        -        918
M C La Manna                514        -        86        600
V M R Wicks                28        -        18        46
G Chesterton                200        -        45        245
1,660        60        149        1,869

Pension
Remuneration            contributions
and benefits    Fees for        to defined
for executive    non-executive    contribution
services        services        scheme        Total
For the year ended 31 December 2010    £'000        £'000        £'000        £'000
Non-executive
M M Taylor                -        20        -        20
E H Billig                -        20        -        20
P A Gartside                -        20        -        20
Executive
J M A Akers                620        -        54        674
M C La Manna                381        -        80        461
V M R Wicks                27        -        18        45
G Chesterton                164        -        36        200
1,192        60        188        1,440

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

14 Foreign exchange gains/(losses)
2011    2010
Note    £'000    £'000
Trading foreign exchange gains/(losses) - operating cost        11    1,166    (231)
Net gain on retranslation of foreign currency loans - net finance cost    6    (648)    236
518    5

15    Property, plant and equipment

Fixtures,    Assets
Freehold            fittings,    in the
land and    LeaseholdPlant and    tools and    course of
buildings    property    machineryequipmentconstruction    Total
Note    £'000    £'000    £'000    £'000    £'000        £'000
At 1 January 2010
Cost                    61,342    11,406    188,725    25,638    4,171        291,282
Accumulated depreciation        (9,001)    (1,916)    (109,863)    (17,972)    (2,353)        (141,105)
Net book amount            52,341    9,490    78,862    7,666    1,818        150,177
Year ended 31 December 2010
Opening net book amount            52,341    9,490    78,862    7,666    1,818        150,177
Additions                680    38    5,242    1,322    4,032        11,314
Disposals                (11)    -    (80)    (2)    (15)        (108)
Reclassifications            -    (360)    807    210    (657)        -
Foreign exchange movement        (1,423)    (455)    (824)    (91)    36        (2,757)
Transfer from held for sale assets    21    -    -    5    -    -        5
Other                    -    -    (61)    (21)    15        (67)
Depreciation charge        11    (1,883)    (268)    (11,474)    (2,562)    -        (16,187)
Closing net book amount            49,704    8,445    72,477    6,522    5,229        142,377
At 31 December 2010
Cost                    60,412    10,486    188,701    26,583    6,273        292,455
Accumulated depreciation/
impairment                (10,708)    (2,041)    (116,224)    (20,061)    (1,044)        (150,078)
Net book amount            49,704    8,445    72,477    6,522    5,229        142,377
Year ended 31 December 2011
Opening net book amount            49,704    8,445    72,477    6,522    5,229        142,377
Acquired with subsidiary            -    -    4,586    59    -        4,645
Additions                1,591    -    6,163    1,548    9,602        18,904
Disposals                -    -    (1,388)    -    (3)        (1,391)
Reclassifications            8,843    (8,454)    3,268    1,451    (5,108)        -
Foreign exchange movement        (1,755)    109    (3,280)    (225)    (463)        (5,614)
Other                    2    -    13    15    (2)        28
Depreciation charge        11    (2,212)    (22)    (11,394)    (2,775)    -        (16,403)
Closing net book amount            56,173    78    70,445    6,595    9,255        142,546
At 31 December 2011
Cost                    70,375    174    188,563    28,240    9,463        296,815
Accumulated depreciation/
impairment                (14,202)    (96)    (118,118)    (21,645)    (208)        (154,269)
Net book amount            56,173    78    70,445    6,595    9,255        142,546

Property, plant and equipment pledged as security for borrowings for 2011 was £12,263,000 (2010: £22,358,000). This includes the Group's obligations under finance leases (see note 28) which are secured by the lessors' title to the leased assets.

66 67
15    Property, plant and equipment continued
Included in property, plant and equipment are assets held under finance leases. The net book value of these assets as at 31 December 2011 is as follows:

Fixtures,
Freehold                        fittings,
land and        Leasehold    Plant and        tools and
buildings        property        machinery    equipment    Total
£'000        £'000        £'000        £'000        £'000
At 31 December 2011    1,630        78        4,048        376        6,132
At 31 December 2010    1,739        8,449        4,971        245        15,404

There is a further £234,000 (2010: £254,000) of assets included within Intangible assets held under finance lease.
The depreciation charge on leased assets was £868,000 (2010: £1,746,000).

16    Intangible assets

Licences
and    Computer    Development
Goodwill    patents    software    costs        Other    Total
Note        £'000    £'000    £'000    £'000        £'000    £'000
Cost
At 1 January 2010                53,530    2,708    1,656    2,014        92    60,000
Additions                -    69    89    36        2    196
Disposals                -    -    (84)    -        -    (84)
Foreign exchange movement            106    (50)    20    (42)        12    46
Other                    -    (38)    (76)    -        -    (114)
At 31 December 2010            53,636    2,689    1,605    2,008        106    60,044
Acquired with subsidiary            -    -    -    -        1,224    1,224
Addition                    3,031    77    242    217        -    3,567
Disposals                    -    (14)    (34)    -        -    (48)
Foreign exchange movement            (209)    (21)    (93)    (44)        (202)    (569)
Other                    -    (195)    (110)    -        -    (305)
At 31 December 2011            56,458    2,536    1,610    2,181        1,128    63,913
Amortisation
At 1 January 2010                (2,962)    (912)    (814)    (959)        (26)    (5,673)
Charge for the year            11    -    (268)    (233)    (455)        (11)    (967)
Disposals                    -    -    84    -        -    84
Foreign exchange movement            -    27    (26)    10        (5)    6
Other                    -    38    76    -        -    114
At 31 December 2010            (2,962)    (1,115)    (913)    (1,404)        (42)    (6,436)
Charge for the year            11    -    (279)    (273)    (373)        (19)    (944)
Disposals                    -    14    34    -        -    48
Foreign exchange movement            -    12    62    35        4    113
Other                    -    195    110    -        -    305
At 31 December 2011            (2,962)    (1,173)    (980)    (1,742)        (57)    (6,914)
Net book value
At 31 December 2011            53,496    1,363    630    439        1,071    56,999
At 31 December 2010            50,674    1,574    692    604        64    53,608
At 1 January 2010                50,568    1,796    842    1,055        66    54,327

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011
16     Intangible assets continued Impairment
An impairment test is a comparison of the carrying value of assets of a business or cash generating unit (CGU) to their recoverable amount. Where the recoverable amount is less than the carrying value, an impairment results. During the year, all goodwill was tested for impairment, with no impairment charges resulting.
Goodwill attributable to the Undercarriage division amounted to £44,571,000 (2010: £44,571,000) and to the Wheels division £8,925,000 (2010: £6,103,000).
All of the recoverable amounts were measured based on value in use. Detailed forecasts for the next 5 years have been used which are based on approved annual budgets and strategic projections representing the best estimate of future performance.

Key assumptions
In determining the recoverable amount it is necessary to make a series of assumptions to estimate the present value of future cash flows. In each case, these key assumptions have been made by management reflecting past experience and are consistent with relevant external sources of information.

Pre-tax adjusted discount rates
Pre-tax adjusted discount rates are derived from risk free rates based upon long-term government bonds in the territories within which the CGU operates. A relative risk adjustment has been applied to risk free rates to reflect the risk inherent in the territories to which the cash flows arise, in prior years this risk adjustment was made to the cash flows themselves. The pre-tax risk adjusted discount rate used for Undercarriage of 14.7% (2010 comparable rate: 13.8%) and Wheels of 13.6% (2010 comparable rate: 11.7%), reflects the mix of geographical territories within the CGU.

Operating cash flows
The main assumptions within the forecast operating cash flows include the achievement of future sales prices, volumes, raw material input costs, and the level of on-going capital expenditure required to support forecast production.

Long-term growth rates
To forecast beyond the five years, a long-term average growth rate has been used, this is not greater than the average long-term growth rate in each of the territories where the CGU is based. This results in an average growth rate of Undercarriage 2.3% (2010: 3.4%) and Wheels 2.4% (2010: 1.9%).

Goodwill sensitivity analysis
The results of the Group's impairment tests are dependent on estimates and judgements made by management, particularly in relation to the key assumptions described above. A sensitivity analysis as to likely and potential changes in key assumptions has therefore been performed.
The table below shows the assumptions used and the amount by which each assumption must change in isolation in order for the estimated recoverable amount to equal the carrying value. The directors do not consider this to be reasonably probable.

Assumptions    Change        Assumptions    Change
used        required        used        required
Undercarriage    Undercarriage    Wheels        Wheels
Pre-tax risk adjusted discount rate    14.7%        2.0% points    13.6%        7.8% points
Long-term growth rate        2.3%        3.8% points    2.4%        21.0% points

68 69

17 Investments
Investments in subsidiary undertakings

The investments in subsidiary undertakings are at cost. Subsidiary undertakings are as follows:
Company's
equity
shareholding
Registered                    at 31 Dec
Company                country    Principal business                2011
Titan Steel Wheels Limited        England    Manufacture of steel wheels for off-road vehicles    100%
Titan Distribution (UK) Limited    England    Distribution of wheels and tyres for off-road and    100%
agricultural vehicles
Titan ITM Holding SpA        Italy    Italian Holding Company            100%
Titan Italia SpA            Italy    Manufacture of agricultural wheels, idlers and    See below†
brakes for off-road vehicles
Italtractor ITM SpA        Italy    Distribution of complete undercarriage        See below†
components and assemblies
Italtractor Operations SpA        Italy    Manufacture of undercarriage components and    See below†
assemblies
Dosfly SA            Spain    Dormant                    See below†
Titan Intertractor GmbH        Germany    Design, assembly and distribution of complete    See below†
undercarriage frames. Distribution of
undercarriage components. Manufacture of steel
wheels for off-road and agricultural vehicles
Piezas Rodajes SA            Spain    Manufacture of cast components for undercarriage See below†
and ground engaging tools
Casting Product SA        Spain    Dormant                    See below†
Italtractor ITM Track Ltd        China    Assembly and distribution of undercarriage    See below†
components
Titan ITM (Tianjin) Co        China    Manufacture, assembly and distribution of    See below†
undercarriage components
Titan ITM Japan Ltd        Japan    Representative office            See below†
Italtractor Landroni Ltda        Brazil    Manufacture and distribution of undercarriage    See below†
components
Intertractor America Corp        USA    Manufacture, assembly and distribution of    See below†
undercarriage components
Titan France SAS            France    Manufacture of steel wheels for off-road and    See below†
agricultural vehicles
Assembly and distribution of steel wheels.
Titan Wheels Australia Pty Ltd    Australia    Manufacture and distribution of agricultural    100%
wheels and associated components, construction
and mining wheels. Distribution and service of
Undercarriage components
Titan Wheels Indonesia PT        Indonesia Assembly and distribution of steel wheels.    See below*
Distribution of construction and mining wheels
Titan Wheels South Africa Pty    South    Assembly and distribution of steel wheels.    See below*
Africa    Distribution of construction and mining wheels
Aros Del Pacifico S.A.        Chile    Assembly and distribution of off-highway wheels    100%
for mining and construction vehicles
Aros Del Pacifico S.A.C.        Peru    Assembly and distribution of off-highway wheels    100%
for mining and construction vehicles
Titan Jantsa Jant Sanayi Ticaret ve Sanayi Turkey Manufacture of agricultural wheels for off-road vehicles See below†
† 100% held via the Company's holding in Titan ITM Holding SpA
* 100% held via the Company's holding in Titan Wheels Australia Pty Ltd financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

17 Investments continued
Investments are summarised below:
2011    2010
£'000    £'000
Share of net assets of associated undertaking including goodwill            12,197    12,681
Share of net assets of joint venture including goodwill                -    4,408
Other investments                            40    40
End of the year                                12,237    17,129

The directors consider that the values of the investment are supported by their underlying assets.

Share of profit of associate and joint venture
2011    2010
Note    £'000    £'000
Share of profit of joint venture*                    19    220    322
Share of profit of associate                    18    1,580    1,134
Share of profit of associate and joint venture                    1,800    1,456
Gain on previously held interest in joint venture                1,863    -
Total share of profit of associate and joint venture                3,663    1,456

* As explained in note 38 on 19 April 2011 the remaining 50% of Titan Jantsa was acquired, the share of profit of joint venture results reflects the period up to the date of acquisition.

18    Investment in associate
The investment in associate represents the 35.91% equity stake in Wheels India Limited, (held by the Parent
Company Titan Europe Plc) a company incorporated in India and listed on the National Stock Exchange in India.
The Group's share of Wheels India Limited results and net assets is disclosed below:
2011    2010
£'000    £'000
Beginning of the year                            12,681    11,293
Share of profit                                1,580    1,134
Exchange differences                            (1,762)    473
Other equity movements                            (302)    (219)
End of the year                                12,197    12,681

Interest
Goodwill        Assets    Liabilities    Revenues        Profit    held
£'000        £'000    £'000        £'000        £'000%
2010        2,811        47,710    (37,840)        80,779        1,134    35.91
2011        2,811        45,108    (35,721)        93,431        1,580    35.91

The Company's principal activity is the manufacture of commercial vehicle wheels. Wheels India Limited has a reporting date of 31 March to comply with reporting requirements in India. Results are included for the 12 months up to and including 31 December 2011.
Included in the profit for the year is an exceptional income movement on the fair value of foreign exchange contracts used for cash flow hedging of £79,000 (2010: £738,000 expense movement).

70 71
19    Investment in joint venture
As explained in note 38, on 19 April 2011 the remaining 50% stake in Titan Jantsa was acquired, up until this date investments in joint ventures comprise a 50% equity stake in Titan Jantsa, Turkey, held by Titan Italia SpA. The
Group's share of Titan Jantsa results and net assets is disclosed below:
2011    2010
£'000    £'000
Revenues                                1,341    4,365
Operating costs and other income                    (1,087)    (4,015)
Profit from operations                        254    350
Net financing costs                            21    64
Profit before income tax                        274    414
Taxation                                (55)    (92)
Profit after income tax                        220    322
Non-current assets                                1,922
Current assets                                3,458
Total assets                                5,380
Non-current liabilities                            (358)
Current liabilities                                (721)
Total liabilities                                (1,079)
Goodwill                                    107

2011    2010
£'000    £'000
Beginning of the year                        4,408    4,089
Share of profit                            220    322
Transfer to investment in subsidiary                    (4,483)    -
Exchange differences                        (145)    (3)
End of the year                            -    4,408

20    Trade and other receivables

2011    2010
Note    £'000    £'000
Trade receivables                            78,163    73,692
Less: provision for impairment of trade receivables            (586)    (990)
Trade receivables - net                        77,577    72,702
Prepayments                            4,173    4,480
Other receivables                            4,441    3,865
Short-term deposits                            258    848
Receivables from related parties                37    -    15
86,449    81,910
Less: non-current portion:
Trade receivables - net                        132    149
Prepayments                            36    38
Other receivables                            599    188
767    375
Current portion                            85,682    81,535

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

20 Trade and other receivables continued
Analysis of trade receivables past due but not impaired:
2011        2010
£'000        £'000
Up to 3 months                            11,469        8,725
3 to 6 months                            478        1,111
Over 6 months                            250        487
12,197        10,323
Credit quality of trade receivables is outlined in note 26.

Currency analysis
2011        2010
£'000        £'000
Sterling                            5,801        4,768
Euro                                55,151        55,374
US dollar                            7,247        6,414
Australian dollar                        5,596        5,123
Other                                12,654        10,231
86,449        81,910

Provision against trade receivables
2011        2010
£'000        £'000
At 1 January                            990        1,209
Provision for receivables impairment                45        307
Receivables written-off during the year as uncollectable        (289)        (420)
Unused amounts reversed                        (167)        (107)
Unwind of discount                        10        29
Foreign exchange movement                    (3)        (28)
At 31 December                        586        990

Trade receivables include £3,204,000 (2010: £3,261,000) of invoices under a recourse invoice discounting agreement.

21 Held for sale assets
2011        2010
Note    £'000        £'000
At 1 January                            2,341        2,469
Transfer out of held for sale assets during the year        15    -        (5)
Impairment during the year                    (1,109)        -
Foreign exchange movement                    (11)        (119)
Disposals                            (11)        (4)
At 31 December                        1,210        2,341

Held for sale assets represent the building and plant and machinery of the Varese plant which has been closed as part of the on-going restructuring of the Undercarriage division. The asset is recorded at fair value, and was sold on the 29 February 2012 for the fair value.

72 73
22 Inventories
2011         2010
£'000        £'000
Raw materials                    37,963        28,419
Work in progress                    16,575        13,579
Finished goods                    56,999        54,732
111,537        96,730

The amount of any write down reversal recognised in cost of sales in the year was £154,000 (2010: £1,160,000 credit).

23    Cash and cash equivalents
2011        2010
£'000        £'000
Cash at bank and on hand                40,262        30,488
Cash, cash equivalents and bank overdrafts include the following for the purposes of the cash flow statement:

2011        2010
Note    £'000        £'000
Cash and cash equivalents                40,262        30,488
Bank overdrafts                28    (18,269)        (20,880)
21,993        9,608

24    Trade and other payables
2011        2010
Note    £'000        £'000
Trade payables                    91,992        79,240
Payables to related parties            37    4,610        3,529
Accruals and deferred income            15,629        18,109
Social security and other taxes            5,201        5,359
Other payables                    1,291        1,499
118,723        107,736
Less: non-current portion:
Accruals and deferred income            2,213        2,238
Other payables                    -        184
2,213        2,422
Current portion                    116,510        105,314

Payables to related parties are unsecured, have no fixed date of repayment, and do not incur interest.

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

25    Financial instruments by category
Assets at
fair value
through the    Derivatives
Loans and    profit and        used for
receivables    loss        hedging        Total
Note    £'000        £'000        £'000        £'000
31 December 2011
Assets as per balance sheet
Trade and other receivables        82,278        -        -        82,278
Cash and cash equivalents    23    40,262        -        -        40,262
Total                    122,540        -        -        122,540

Liabilities
at fair value
through        Derivatives    Other
profit and        used for        financial
loss        hedging        liabilities        Total
Note    £'000        £'000        £'000        £'000
31 December 2011
Liabilities as per balance sheet
Borrowings            28    -        -        164,924        164,924
Trade and other payables            -        -        108,755        108,755
Derivative financial instruments        -        5,077        -        5,077
Total                    -        5,077        273,679        278,756

Assets at
fair value
through the    Derivatives
Loans and    profit and        used for
receivables    loss        hedging        Total
Note    £'000        £'000        £'000        £'000
31 December 2010
Assets as per balance sheet
Trade and other receivables        77,422        -        -        77,422
Cash and cash equivalents    23    30,488        -        -        30,488
Total                    107,910        -        -        107,910

Liabilities
at fair value
through        Derivatives    Other
profit and        used for        financial
loss        hedging        liabilities        Total
Note    £'000        £'000        £'000        £'000
31 December 2010
Liabilities as per balance sheet
Borrowings            28    -        -        164,144        164,144
Trade and other payables            -        -        97,595        97,595
Derivative financial instruments        -        5,443        -        5,443
Total                    -        5,443        261,739        267,182

The fair value is considered to approximate to the carrying value as disclosed above.

74 75

26 Credit quality of financial assets
A significant proportion of the trade receivables comprise receivables with the major international Original
Equipment Manufacturers (OEMs), in some cases these receivables are also covered by credit insurance. Cash and cash equivalents are held with primarily major non-UK banks. The carrying amount of financial assets recorded in the financial statements, which is net of impairment losses, represents the Group's maximum exposure to credit risk, however against this there is some coverage from credit insurance, but no other collateral or other credit enhancements are held.

27 Derivative financial instruments
Derivative financial instruments which are used for hedging at the year end relate to interest rate swaps. For the purposes of IFRS 7 these are categorised as level 2 fair value measurement. Periodically the Group uses foreign exchange rate derivatives for hedging, there were none in place at the year end (2010: nil).

28 Borrowings
2011    2010
Note    £'000    £'000
Non-current
Bank borrowings                    108,358    104,772
Hire purchase and finance lease obligations        1,305    1,902
109,663    106,674
Current
Bank overdraft                23    18,269    20,880
Bank borrowings                    36,033    33,290
Hire purchase and finance lease obligations        959    3,300
55,261    57,470
Total borrowings                    164,924    164,144

Bank borrowings mature until July 2026 and bear an average interest rate of 5.5% annually (2010: 5.5% annually).
The maturity analysis of total borrowings is given below:
2011    2010
£'000    £'000
Within 1 year                    55,261    57,470
Between 1 and 2 years                35,624    24,697
Between 2 and 5 years                72,305    81,546
Over 5 years                    1,734    431
164,924    164,144

Total borrowings include secured liabilities of £125,036,000 (2010: £124,815,000). The main facility is the Intesa Sanpaolo SpA and UniCredit SpA facility which is secured by a pledge on the shares of Italtractor ITM SpA, Italtractor Operations SpA, Titan Intertractor GmbH and Intertractor America Corp.

The gross notional amounts and fair value of the non-current borrowings are as follows:
Gross notional amount    Fair value
2011    2010        2011    2010
£'000    £'000        £'000    £'000
Bank borrowings                    111,021    108,934        108,358    104,772
Hire purchase and finance lease obligations        1,305    1,902        1,305    1,902
Total                        112,326    110,836        109,663    106,674
Accordo Quadro loans account for the main difference between gross notional amount and fair value. The fair value adjustment on the Accordo Quadro balance is £2,663,000 (2010: £4,162,000). For the purposes of IFRS 7 these are categorised as level 2 fair value measurement.

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

28 Borrowings continued
The fair value of current borrowings equals the carrying amount, as the impact of discounting is not significant.

The exposure of the Group's borrowings to interest rate changes and the contractual repricing dates at the balance sheet dates are as follows:
2011    2010
£'000    £'000
Floating rate:
Expiring within one year            42,035    49,646
Expiring beyond one year        55,568    56,189
Fixed rate:
Expiring within one year            13,226    7,824
Expiring beyond one year        54,095    50,485
164,924    164,144
To mitigate the variable interest rate risk 85% of the floating rate debt (2010: 89%) was covered by a floating-to-fixed interest rate swap.

Further detail on the Group borrowings is given in the table below:

2011    2010
£'000    £'000    Interest                Expiry
Intesa Sanpaolo SpA/
UniCredit SpA            82,809    94,215    Euribor 3 months + 3.5% margin†    Oct 2015

Accordo Quadro*        23,037    21,547    Fixed at 0.0% and 2.0%        Dec 2013

Variable between 0.0% and 11.0%    Earliest Jan 2012
Other bank loans        38,545    22,300    Weighted average 3.8%        latest Jul 2026
Total bank borrowings        144,391    138,062
Variable between 2.7% and 9.6%    Earliest March 2012
Hire purchase            2,264    5,202    Weighted average 4.8%        latest August 2017

Variable between 3.1% and 4.6%
Bank overdraft            18,269    20,880    Weighted average 3.6%        Annual renewal
Total borrowings        164,924    164,144

* The Custodian bank for the Accordo Quadro loans is UniCredit Corporate Banking SpA.
† Interest coupon will also be adjusted giving a ratchet down as the business performance improves.

Finance lease obligations fall due as follows: £959,000 within one year (2010: £3,300,000), £1,275,000 in one to five years (2010: £1,874,000) and £30,000 in more than five years (2010: £28,000).

Finance lease obligations gross of finance lease charges fall due as follows: £1,320,000 within one year (2010:
£3,814,000), £1,595,000 in one to five years (2010: £2,471,000) and £32,000 in more than five years (2010: £28,000).

76 77
28 Borrowings continued
The Group's borrowings are denominated in the following currencies:

2011    2010
£'000     £'000
Bank borrowings and hire purchase
Sterling                                5,016    5,016
Euro                                120,885    121,832
US dollars                            9,914    6,232
Australian dollars                            1,440    2,191
Other                                9,400    7,993
146,655    143,264
Bank Overdraft
Sterling                                7,606    11,523
Euro                                10,612    9,296
US dollars                            47    61
Australian dollars                            4    -
Other                                -    -
18,269    20,880
Total
Sterling                                12,622    16,539
Euro                                131,497    131,128
US dollars                            9,961    6,293
Australian dollars                            1,444    2,191
Other                                9,400    7,993
164,924    164,144

29    Deferred income tax
2011    2010
£'000    £'000
Deferred tax assets:
- deferred tax assets to be recovered after more than 12 months        26,258    30,545
- deferred tax assets to be recovered within 12 months            5,376    6,847
31,634    37,392
Deferred tax liabilities:
- deferred tax liabilities to be recovered after more than 12 months        (11,297)    (18,400)
- deferred tax liabilities to be recovered within 12 months            (1,230)    (783)
(12,527)    (19,183)
Deferred tax assets (net)                        19,107    18,209

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

29 Deferred income tax continued
Assets        Liabilities    Net
2011    2010    2011    2010    2011    2010
£'000    £'000    £'000    £'000    £'000    £'000
Property, plant and
equipment            5,823    12,153    (9,509)    (15,104)    (3,686)    (2,951)
Intangible assets        5    5    -    (5)    5    -
Inventory            805    848    -    -    805    848
Interest-bearing loans and
borrowings            1,704    1,820    (706)    (1,165)    998    655
Employee benefits        345    266    (317)    (296)    28    (30)
Deferred government
grants                146    103    -    (30)    146    73
Provisions\            1,910    1,755    (357)    (358)    1,553    1,397
Tax value of loss
carry-forwards            17,922    17,763    -    -    17,922    17,763
Other                2,974    2,679    (1,638)    (2,225)    1,336    454
31,634    37,392    (12,527)    (19,183)    19,107    18,209

At                                At
1 Jan    Recognised    Recognised         Exchange    31 Dec
2011    in income    in equity        Acquisition differences    2011
£'000    £'000        £'000        £'000          £'000    £'000
Property, plant and
equipment        2,951    543        -        418        (226)    3,686
Intangible assets    -    (5)        -        -        -    (5)
Inventory        (848)    39        -        -        4    (805)
Interest-bearing loans and
borrowings        (655)    (299)        (74)        -        30    (998)
Employee benefits    30    (116)        62        (6)        2    (28)
Def government grants    (73)    (77)        -        -        4    (146)
Provisions        (1,397)    (194)        -        -        38    (1,553)
Tax value of loss
carry-forwards        (17,763)    (864)        -        -        705    (17,922)
Other            (454)    (588)        (225)        -        (69)    (1,336)
(18,209)    (1,561)        (237)        412        488    (19,107)

At                            At
1 Jan    Recognised    Recognised    Exchange    31 Dec
2010    in income    in equity        differences    2010
£'000    £'000        £'000        £'000        £'000
Property, plant and
equipment            2,201    539        -        211        2,951
Intangible assets        (13)    12        -        1        -
Inventory            (805)    7        -        (50)        (848)
Interest-bearing loans and
borrowings            (56)    (562)        (105)        68        (655)
Employee benefits        (9)    40        -        (1)        30
Deferred government grants    (108)    30        -        5        (73)
Provisions            (2,454)    1,037        -        20        (1,397)
Tax value of loss
carry-forwards            (15,884)    (2,213)        -        334        (17,763)
Other                346    (971)        -        171        (454)
(16,782)    (2,081)        (105)        759        (18,209)

78 79
29    Deferred income tax continued
Deferred income tax assets are recognised for tax loss carry-forwards to the extent that the realisation of the related tax benefit through future taxable profits is probable.

Deferred taxation assets and liabilities that are unrecognised/unprovided comprise:

Assets        Liabilities    Net
2011    2010    2011    2010    2011    2010
£'000    £'000    £'000    £'000    £'000    £'000
Deductible temporary
differences            78    55    -    -    78    55
Unrelieved tax losses        3,057    6,244    -    -    3,057    6,244
3,135    6,299    -    -    3,135    6,299

No asset has been recognised in respect of £3,057,000 (2010: £6,244,000) due to the prudent view that the Group takes on tax loss recognition. Unrecognised tax losses of £313,000 expire between 2012 and 2016 (2010: £2.7m between 2011 and 2015). Other losses may be carried forward indefinitely.

30     Employee benefits
The Group has established a number of pension schemes around the world covering many of its employees.

Defined contribution schemes
The Group operates a number of defined contribution pension schemes. The assets of the schemes are held separately from the Group in independently administered funds. Contributions by the Group during the year were £3,359,000 (2010: £3,249,000). Outstanding contributions at the end of the year amounted to £27,000 (2010: £19,000) and are included in accruals.

Defined benefit schemes
The pension scheme in France and the pension scheme acquired in Germany are of the defined benefit type.
The pension cost amounting to £52,000 (2010: £60,000) has been charged to the income statement. A liability of £1,574,000 (2010: £1,931,000) is included within employee benefits and this represents the accumulated pension costs relating to the unfunded French scheme, and funded and unfunded German schemes.
The most recent actuarial valuation of the French scheme was at 31 December 2011. The valuation of the scheme used the projected unit method using the gender specific l'INSEE 2004 - 2006 mortality tables, and was carried out by Associé Gérant - Actuaire Conseil, independent and professionally qualified actuaries. The principal assumptions for the plan made by the actuaries were:
2011    2010
%    %
Main actuarial assumptions
Rate of increase in salaries            3.0    3.0
Discount rate                4.5    4.5

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

30 Employee benefits continued
The most recent actuarial valuation of the German scheme was at 31 December 2011. The valuation of the scheme used the projected unit method, the Richttafeln 2005 G mortality tables, and was carried out by Aon Jauch & Hübener Consulting GmbH, independent and professionally qualified actuaries. The principal assumptions for the plan made by the actuaries were:
2011    2010
%    %
Main actuarial assumptions
Rate of increase in salaries        2.50    2.50
Rate of increase of pensions in payment    1.75    1.75
Discount rate                4.30    4.70
Expected return on plan assets        4.50    4.50

Other post retirement benefits scheme
The Trattamento di fine Rapporto (“TFR”) scheme in Italy relates to an accrued benefit that is paid when an employee leaves the Company. The pension cost amounting to £nil (2010: £nil) has been charged to the income statement. A liability of £8,250,000 (2010: £8,958,000) is included within employee benefits and this represents the accumulated pension costs relating to the unfunded Italian scheme.
The most recent actuarial valuation of the Italian scheme was at 31 December 2011. The valuation used the projected unit method, the RG48 mortality tables, and was carried out by Managers & Partners SpA, independent and professionally qualified actuaries. The principal assumptions for the plan made by the actuaries were:
2011    2010
%    %
Main actuarial assumptions
Rate of increase in salaries        n/a    n/a
Rate of increase of pensions in payment    3.0    3.0
Discount rate                4.3    4.0
Inflation                2.0    2.0

Other long-term employee benefits scheme
The pension scheme in Australia relates to a long service leave provision. The pension cost amounting to £58,000 (2010: £51,000) has been charged to the income statement. A liability of £404,000 (2010: £339,000) is included within employee benefits and this represents the accumulated pension costs relating to the unfunded Australian scheme.
The valuation was carried out by AON Consulting Pty Ltd, independent and professionally qualified actuaries. The most recent valuation of the Australian Scheme was at 31 December 2011. The principal assumptions for the plan made by the actuaries were:
2011    2010
%    %
Main actuarial assumptions
Rate of increase in salaries        4.9    4.0
Discount rate                5.6    6.9

80 81
30    Employee benefits continued
Total employee benefits

2011        2010
£'000        £'000
Balance sheet
Present value of funded obligation                2,081        2,321
Fair value of plan assets                    (1,129)        (1,114)
952        1,207
Present value of unfunded obligations                9,296        10,021
Liability in the balance sheet                    10,248        11,228

2011        2010
£'000        £'000
Movement in the employee benefit obligation
Opening balance                        12,342        14,509
Exchange differences                    (187)        (646)
Acquired with subsidiary                    18        -
Current service cost                    110        111
Interest on obligation                    532        557
Actuarial (gains)/losses                    (216)        (42)
Benefits paid                        (1,222)        (2,147)
Closing balance                        11,377        12,342

2011        2010
£'000        £'000
Movement in the fair value of plan assets
Opening balance                        (1,114)        (1,131)
Exchange differences                    24        55
Expected return on plan assets                (50)        (57)
Actuarial loss                        11        19
Closing balance                        (1,129)        (1,114)

2011        2010
£'000        £'000
Income statement
Current service cost                    110        111
Included within profit from operations                110        111
Interest on obligation                    532        557
Expected return on plan assets                (50)        (57)
Included within finance charges                482        500
Total                            592        611

Analysis of amount recognised in consolidated statement of comprehensive income
2011        2010
£'000        £'000
Experience gains and losses arising on the scheme liabilities        (193)        36
Changes in the assumptions underlying the present value of the scheme liabilities 398        (13)
Actuarial gain recognised in consolidated statement of comprehensive income    205        23

The cumulative amount of actuarial gains recognised in the other comprehensive income since the date of transition to IFRS in 2011: £248,000 (2010: £43,000).

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

30 Employee benefits continued
History of experience gains and losses
2011    2010    2009    2008    2007
£'000    £'000    £'000    £'000    £'000
Experience gains and losses arising on
the scheme liabilities:
Amount                193    (36)    (47)    (30)    25
Percentage of the present value of the
scheme liabilities            1.7%    (0.3%)    (0.3%)    (0.2%)    0.2%
Present value of scheme liabilities        (11,377)    (12,342)    (14,509)    (17,116)    (14,784)
Fair value of scheme assets        1,129    1,114    1,131    1,182    863
Employee benefit liability        (10,248)    (11,228)    (13,378)    (15,934)    (13,921)

The actual gain on plan assets was £40,000 (2010: £38,000).

The estimated amount of contributions expected to be paid to the scheme during the current financial year is £nil (2010: £nil).

31 Provisions
Warranty    Redundancy    Other    Total
£'000    £'000        £'000    £'000
At 1 January 2011            1,742    -        805    2,547
Charged/(credited) to the income statement:
- Additional provisions            2,363    2,356        61    4,780
- Unused amounts reversed        (118)    -        -    (118)
Used during the year            (2,416)    -        (97)    (2,513)
Exchange differences            (26)    (81)        (25)    (132)
At 31 December 2011            1,545    2,275        744    4,564

Other provisions mainly relate to potential other tax liabilities for which the outcome is uncertain. It is expected that this provision will be utilised in the next two to five years. The warranty provision represents management's best estimate of the Group's liabilities under warranties granted on undercarriage products. The timing of the utilisation of this provision is uncertain but it is expected to be used within the next two years. The redundancy provision relates to the Cassa Intergrazione Guadagni (CIG) process in Italy in relation to phase out of the idler manufacturing business which is expected to be utilised in the next two to five years.
Warranty    Redundancy    Other    Total
£'000    £'000        £'000    £'000
Within 1 year                1,492    395        182    2,069
Between 1 and 2 years            53    644        74    771
Between 2 and 5 years            -    1,236        488    1,724
Over 5 years                -    -        -    -
At 31 December 2011            1,545    2,275        744    4,564

32 Share capital
Allotted, called up and fully paid:
Number of
40 pence        Ordinary
shares        shares
(thousands)    £'000
At 1 January 2010 and 1 January 2011    82,981        33,192
Issued in the year            4,322        1,729
At 31 December 2011            87,303        34,921

82 83
33    Share-based payments
Share options have been granted under the Unapproved Share Option Scheme ('USOS') 2004. Under this scheme, the Company can grant options over shares to employees in the Group. Options were granted with a fixed exercise price equal to the market price of the shares under option at the day before the grant date. The contractual life of an option is 10 years. Awards under the USOS are generally reserved for employees at senior management level and above. Options granted to directors in 2009 and senior management in 2010 under the USOS are exercisable on or after the third anniversary of the date of grant. Options granted to directors in 2010 are exercisable from the date of the grant. Exercise of an option is subject to continued employment. The share options granted in 2009 can only be exercised once the Group achieves a leverage ratio of 3.5:1 or less. Options were valued using the Black-Scholes option-pricing model. The fair value per option granted and the assumptions used in the calculation are as follows:
Grant 2009    Grant 2010    Grant 2010
Grant date                01/06/09        08/09/10        08/09/10
Share price at grant date            0.34        0.63        0.63
Exercise price                0.40        0.63        0.63
Number of employees            10        3        6
Shares under option            3,890,000    832,500        720,000
Vesting period (years)            3        -        3
Expected volatility                105.7%        107.1%        107.1%
Option life (years)                10        10        10
Expected life (years)            6.5        5.0        6.5
Risk free rate                2.64%        1.71%        1.71%
Expected dividends expressed as a dividend yield     2.18%        2.20%        2.40%
Fair value per option            £0.23        £0.43        £0.44

The expected volatility is based on historical volatility since 1 January 2006. The expected life is the average expected period to exercise. The risk free rate of return is the yield on zero-coupon UK Government bonds of a term consistent with the assumed option life.
2011                2010
Weighted                Weighted
average                average
Number        exercise        Number        exercise
price                price
Outstanding at 1 January    5,442,500    £0.47        3,890,000    £0.40
Cancelled        -        -        -        -
Exercised        (173,333)        £0.40        -        -
Granted            -        -        1,552,500    £0.63
Outstanding at 31 December    5,269,167    £0.47        5,442,500    £0.47
Exercisable at 31 December    832,500        £0.63        832,500        £0.63

The weighted average fair value of options granted in the year was £nil (2010: £0.44).

The total charge for the year relating to employee share-based payments was £122,000 (2010: £577,000).

Share options outstanding at the year end have an exercise price range of £0.40 to £0.63 (2010: £0.40 to £0.63) and a weighted average contractual life of 7.8 years (2010: 8.8 years).

The weighted average share price at the date of exercise of share options was £1.00.

34     Capital commitments
Capital commitments of the Group, which were contracted for, but not provided for, as at 31 December 2011 were £4,127,000 (2010: £2,605,000). Capital commitment relates to capital expenditure on property, plant and equipment.

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

35 Operating lease commitments
The future aggregate value of minimum lease payments under non-cancellable operating leases are given below:
2011    2010
£'000    £'000
Expiring within:
One year                        3,364    2,636
Two to five years                    8,702    3,067
More than five years                    1,568    229
13,634    5,932
Operating leases represent principally property, plant and machinery and motor vehicles.

36 Contingent liabilities
The nature of work of the Group means that from time to time, the Group is subject to claims by employees for work related injuries. The Group always defends these claims and provision for any liability is only made when it is probable that the Group will be required to make payment. The provision in 2011 of £148,000 (2010: £266,000) relates to Brazilian employee labour claims.

37 Related party transactions
During the year the Group companies entered into the following transactions with related parties:
2011    2010
£'000    £'000
Sales of goods:
- Titan International Inc related companies            32    -
- Associate                        -    -
- Joint venture                        95    137
127    137
Purchases of goods:
- Titan International Inc related companies            (9,734)    (6,628)
- Associate                        (534)    (612)
- Joint venture                        (1,195)    (3,319)
(11,463)    (10,559)

Year end balances arising from sales/purchases of goods
2011    2010
Note    £'000    £'000
Receivables from related parties:
- Titan International Inc related companies            -    -
- Associate                        -    -
- Joint venture                        -    15
20    -    15
Payables to related parties:
- Titan International Inc related companies            (4,277)    (2,270)
- Associate                        (333)    (112)
- Joint venture                        -    (1,147)
24    (4,610)    (3,529)

84 85
37    Related party transactions continued
Remuneration of key management personnel
Key management personnel includes executive directors whose remuneration is detailed in note 13, Company managing directors and key operational directors.
2011    2010
Note    £'000    £'000
Short-term employee benefits                    4,529    3,554
Post employment benefits                    821    806
Share-based payments                33    122    577
5,472    4,937

38     Acquisition of subsidiary
On 19 April 2011, Titan Italia SpA, a wholly owned subsidiary of Titan Europe Plc acquired the remaining 50%.
interest in its joint venture business, Titan Jantsa Jant Sanayi Ticaret ve Sanayi A.S. (“Titan Jantsa”) from
JANTSA-Jant Sanayı ve Tıcaret A.S. (“JANTSA”). The cash consideration paid for the shareholding was €8,500,000 (£7,516,000).
The goodwill of £3,031,000 arising from acquisition is attributable to the expected synergies available from combining the operations of Titan Jantsa and the Group.

None of the goodwill recognised is expected to be deductible for income tax purposes. The following table summarises the consideration paid, and the amounts of the assets acquired and liabilities assumed recognised at the acquisition date.
£'000
Book Value    Adjustment    Fair Value
Cost of Investment
Cash                                    7,516
Fair value of previously owned investment                    6,238
Fair value of total consideration                        13,754
Fair value of assets and liabilities acquired
Property, plant and equipment        3,558        868        4,426
Intangible assets - non-compete agreement    -        1,224        1,224
Cash at bank                2,876        -        2,876
Current assets - inventory            1,157        125        1,282
Current assets - trade and other receivables    3,647        -        3,647
Non-current liabilities - bank borrowings    (619)        -        (619)
Non-current liabilities - employee benefit    (118)        100        (18)
Current liabilities - bank borrowings        (275)        -        (275)
Current liabilities - trade and other payables    (1,408)        -        (1,408)
Deferred tax                6        (418)        (412)
Fair value of net assets acquired        8,824        1,899        10,723
Goodwill                                    3,031
13,754
Net cash outflow in respect of acquisition
Cash consideration extended                            (7,516)
Cash at bank acquired                            2,876
(4,640)

The fair value of trade and other receivables is £3,647,000 and includes trade receivables of £1,481,000 which represents the gross contractual amount, and is expected to be fully collectible.

financials
Notes to the consolidated financial statements continued
for the year ended 31 December 2011

38     Acquisition of subsidiary continued
The Group recognised a gain of £1,938,000 as a result of measuring at fair value its 50% equity interest in Titan
Jantsa held before the business combination. The book value at the date of acquisition was £4,483,000. The gain is included in share of associate and joint venture, net of acquisition related costs of £75,000.

The external revenue recognised since acquisition is £4,477,000, and profit before tax of £1,357,000. This is after unwinding of fair value adjustments of £153,000. Since acquisition a net cash inflow of £913,900 has been generated.
If the acquisition had taken place on 1 January 2011, the consolidated external revenue would have been £493,837,000 and profit before tax of £22,076,000.

Intangible assets will be amortised over 5 years.

On 2 December 2011 Titan Europe's recently formed wholly owned subsidiary Titan Wheels South Africa (Pty) Ltd (“TWSA”) acquired the South African businesses of Conron Wheels & Allied CC and Conron Earthmover Wheels (Pty) Ltd (“the business”) for a cash consideration of £0.8m.
Under the acquisition agreement, TWSA acquired the business, certain assets and inventories. As at 2 December 2011, the assets acquired had a net book value of £0.8m.

Fair Value
£'000
Cost of Investment
Cash                        124
Deferred consideration                724
Fair value of total consideration            848
Fair value of assets and liabilities acquired
Property, plant and equipment            219
Current assets - inventory                724
Current liabilities                (95)
Fair value of net assets acquired            848
Net cash outflow in respect of acquisition
Cash consideration extended            (124)
(124)

The directors consider the book value and the fair value of the assets to be the same. The deferred consideration has been paid in January 2012.

39     Post Balance Sheet Event
On 23 March 2012 a new investment programme in Turkey was announced which will extend our presence and low-cost production capability for wheel manufacturing. The investment by Titan Europe will include a new purpose built facility, on 20 March 2012 the Company invested £0.8m in land to be used for this new facility.

86 87
governance
Independent auditors' report
to the members of titan Europe Plc
We have audited the Parent Company financial statements of Titan Europe Plc for the year ended 31 December 2011 which comprise the Company balance sheet, the Movement in shareholders' funds and the related notes. The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards (United
Kingdom Generally Accepted Accounting Practice).

Respective responsibilities of directors and auditors
As explained more fully in the Statement of directors' responsibilities set out on page 36, the directors are responsible for the preparation of the Parent Company financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the Parent Company financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board's Ethical Standards for Auditors.

This report, including the opinions, has been prepared for and only for the Company's members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

Scope of the audit of the financial statements
An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the Parent Company's circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the Annual Report to identify material inconsistencies with the audited financial statements. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Opinion on financial statements
In our opinion the Parent Company financial statements:
give a true and fair view of the state of the Company's affairs as at 31 December 2011;
have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and
have been prepared in accordance with the requirements of the Companies Act 2006.

Opinion on other matter prescribed by the Companies Act 2006
In our opinion the information given in the Directors' Report for the financial year for which the Parent Company financial statements are prepared is consistent with the Parent Company financial statements.

Matters on which we are required to report by exception
We have nothing to report in respect of the following matters where the Companies Act 2006 requires us to report to you if, in our opinion:
adequate accounting records have not been kept by the Parent Company, or returns adequate for our audit have not been received from branches not visited by us; or
the Parent Company financial statements are not in agreement with the accounting records and returns; or
certain disclosures of directors' remuneration specified by law are not made; or
we have not received all the information and explanations we require for our audit.
Other matter
We have reported separately on the Group financial statements of Titan Europe Plc for the year ended 31 December 2011.
/s/ Andrew Hammond
Andrew Hammond (Senior Statutory Auditor)
for and on behalf of PricewaterhouseCoopers LLP
Chartered Accountants and Statutory Auditors
Birmingham

20 April 2012

(a) The maintenance and integrity of the Titan Europe Plc website is the responsibility of the directors; the work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the financial statements since they were initially presented on the website.
(b) Legislation in the United Kingdom governing the preparation and dissemination of financial statements and Regulatory financial statements may differ from legislation in other jurisdictions.

financials
Company balance sheet
as at 31 December 2011

2011    2010
Note    £'000    £'000
Fixed assets
Intangible assets                        3    1,044    1,160
Tangible assets                        4    21    32
Investments                        5    147,023    143,342
Total fixed assets                            148,088    144,534
Current assets
Debtors (including £21,483,000 (2010: £23,073,000) due after more
than one year)                        6    30,306    28,027
Cash at bank and in hand                        6    1,273
30,312    29,300
Creditors: amounts falling due within one year            7    (19,426)    (16,808)
Net current assets                            10,886    12,492
Total assets less current liabilities                    158,974    157,026
Creditors: amounts falling due after more than one year        8    (21,988)    (23,007)
Net assets                                136,986    134,019
Capital and reserves
Called up share capital                    11    34,921    33,192
Share premium account                    12    79,241    77,248
Other reserves                        12    6,458    6,458
Profit and loss account                    12    16,366    17,121
Total shareholders' funds                        136,986    134,019

The financial statements on pages 88 to 96 were approved by the Board of directors on 20 April 2012 and were signed on its behalf by:

/s/ J M A Akers         /s/ G Chesterton
J M A Akers        G Chesterton
Director            Director

88 89

Reconciliation of movement in
shareholders' funds
for the year ended 31 December 2011
Stock code: AIM                            2011    2010
£'000    £'000
Loss for the financial year                (877)    (605)
Dividends paid to shareholders                -    -
Credit relating to employee share schemes            122    577
Nominal value of ordinary shares issued            1,729    -
Premium on shares issued                2,074
Costs associated with shares issued            (81)    -
Net increase in/(reduction to) total shareholders' funds        2,967    (28)
Shareholders' funds at the beginning of the year        134,019    134,047
Shareholders' funds at the end of the year            136,986    134,019

financials
Notes to the Company financial statements
for the year ended 31 December 2011

1 Principal accounting policies of the Company
a) Accounting principles
The Company Balance Sheet has been prepared under the historical cost convention and in accordance with the Companies Act 2006 and applicable UK accounting standards which have been consistently applied. The Company Financial Statements have been prepared on a going concern basis.

b) Basis of preparation
As permitted by Section 408(1) of the Companies Act 2006, a separate Profit and Loss account has not been presented for the Company. The loss after taxation dealt with in the accounts of the Company was £877,000 (2010: Loss £605,000).

c) Hire purchase and leasing
Assets held under hire purchase agreements and finance leases, being those which transfer substantially all the risks and rewards of ownership of the asset to the Company, are capitalised and the capital element of future repayments is included within creditors. Rentals payable are apportioned between the finance element, which is charged to the profit and loss account, and the capital element which reduces the outstanding obligation for future instalments using the inherent rate of interest within the contract. The assets under finance lease are depreciated over the shorter of the useful economic life and the lease term. Assets under hire purchase agreements are depreciated over their useful life's.

D) Investments
Investments held as fixed assets are stated at cost and subject to impairment reviews per FRS 11.

E) Cash flow statement
As the ultimate holding company of the Titan Europe Plc Group, the Company has relied upon the exemption in FRS1 (Revised 1996) not to present a cash flow statement as part of its financial statements.

F) Dividends
Dividends are recognised in the year in which they are paid or received.

G) Interest-bearing borrowings
Interest-bearing borrowings are recognised initially at the net proceeds amount less attributable transaction costs per FRS 4. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost with any difference between cost and redemption value being recognised in the profit and loss account over the period of the borrowings on an effective interest basis.

H) Related party transactions
Under FRS 8, the Company has relied upon the exemption not to disclose related party transactions with other Group undertakings as they are all included in the Titan Europe Plc consolidated financial statements. Intercompany balances are recorded at cost.

I) Employee benefits - Defined contribution schemes
Obligations for contributions to defined contribution pension schemes are recognised as an expense in the profit and loss account as incurred.

j) Share-based payment transactions
The equity-settled share option programme allows Company employees to acquire shares of the ultimate Parent Company; these awards are granted by the ultimate Parent. The fair value of options granted is recognised as an employee expense with a corresponding increase in equity. The fair value is measured at grant date and spread over the period during which the employees become unconditionally entitled to the options. The fair value of all the options granted are measured using the Black-Scholes option pricing model, taking into account the terms and conditions upon which the options were granted. The amount recognised as an expense is adjusted to reflect the actual number of share options that vest except where forfeiture is due only to share prices not achieving the threshold for vesting.
Share options made available to employees of the Company's subsidiaries are treated as increases in equity over the vesting period of the award, with a corresponding increase in the Company's investments in subsidiaries, based on an estimate of the number of shares that will eventually vest.

90 91
1 Principal accounting policies of the Company continued
k) Intangible assets
Intangible assets are included at cost less any impairment and are amortised to their residual values over their useful economic life of between 3 and 15 years.
l) Tangible assets
Tangible assets are stated at cost, which includes the purchase cost plus costs directly associated with bringing the asset into use, less depreciation.
Depreciation is provided on a straight-line basis so as to write off the cost less residual value of tangible fixed assets over the period of their remaining estimated useful lives as follows:

- Plant and machinery (motor vehicles)        2 - 4 years
- Fixtures and fittings            3 - 5 years

m) Taxation
Corporation tax is charged based on assessable profits arising in the tax jurisdiction of the Company.

Deferred taxation is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax or a right to pay less tax in the future have occurred. Timing differences are differences between the Company's taxable profits and its results as stated in the financial statements. Deferred taxation assets are recognised where, in the opinion of the directors, it is more likely than not that these amounts will be realised in future years.

Deferred taxation is measured at the tax rates that are expected to apply in the years in which the timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis.

n)     Foreign currency transactions
Transactions in foreign currency are translated at exchange rates approximating to the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the foreign exchange rate ruling at the date. Foreign exchange differences are recognised in the profit and loss account.

2    Directors and employees
The aggregate payroll costs including the executive directors were as follows:
2011    2010
£'000    £'000
Wages and salaries                    1,411    1,079
Social security costs                178    123
Pension costs - defined contribution plan        211    190
Share-based payments                16    366
1,816    1,758

For directors' emoluments information refer to note 13 of the notes to the Group financial statements.

The average monthly number of people employed by the Company including executive directors and the areas of the business where these people work are as follows:
2011    2010
Number    Number
Administration                    9    8

financials
Notes to the Company financial statements continued
for the year ended 31 December 2011

3 Intangible assets
Licences
and patents
£'000
Cost
At 1 January 2011                1,833
Disposals                    -
At 31 December 2011                1,833
Accumulated amortisation
At 1 January 2011                673
Charge for the year                116
Disposals                    -
At 31 December 2011                789
Net book value
At 31 December 2011                1,044
At 31 December 2010                1,160

4 Tangible assets
Plant and        Fixtures and
machinery    fittings        Total
£'000        £'000        £'000
Cost
At 1 January 2011        11        72        83
Additions            -        2        2
Disposals            -        -        -
At 31 December 2011        11        74        85
Accumulated depreciation
At 1 January 2011        7        44        51
Charge for the year        4        9        13
Disposals            -        -        -
At 31 December 2011        11        53        64
Net book value
At 31 December 2011        -        21        21
At 31 December 2010        4        28        32

Included in tangible assets are plant and machinery held under finance leases. The net book value of these assets at 31 December 2011 was £nil (2010: £nil). The depreciation charge in respect of finance leases was £nil (2010: £49,500).

92 93
5 Investments
Shares in        Shares in
subsidiary    associated
undertakings     undertakings    Total
£'000        £'000         £'000
At 1 January 2011            136,210        7,132        143,342
Additions            3,681        -        3,681
At 31 December 2011        139,891        7,132        147,023

Additions in the year reflect the share options charge relating to employees of the Company's subsidiaries amounting to £106,000 (2010: £211,000), and an amount of £3,575,000 in relation to an additional capital contribution to Titan ITM Holding SpA.

The investments in subsidiary undertakings are stated at cost. The directors consider that the values of the investments are supported by their underlying assets.

For detailed breakdown of investments refer to note 17 in the notes to the Group financial statements.

6 Debtors
2011    2010
Note    £'000    £'000
Amounts owed by Group undertakings            29,028    26,893
Deferred taxation                10    715    771
Other debtors                    448    223
Prepayments                    115    140
30,306    28,027

Included in deferred taxation assets are amounts of £715,000 (2010: £771,000) relating to amounts expected to unwind in more than one year.

Amounts owed by Group undertakings are unsecured and have no fixed date of repayment. Included within this amount is £20,768,000 (2010: £22,302,000) falling due after more than one year. Interest accrues at 0 - 2% per annum on €27,517,000 (£23,060,000) (2010: £23,569,000) of the intercompany balance which will be repaid in two unequal instalments on 31 December 2012 and 31 December 2013.

7    Creditors: amounts falling due within one year
2011    2010
Note    £'000    £'000
Bank overdrafts                9    10,689    10,619
Bank loans                9    7,463    5,016
Trade creditors                    166    122
Amounts owed to subsidiaries            227    258
Other taxation and social security            5    4
Accruals and deferred income            876    789
19,426    16,808

Amounts owed to subsidiaries are unsecured, have no fixed date of repayment, and they do not incur interest.

financials
Notes to the Company financial statements continued
for the year ended 31 December 2011

8 Creditors: amounts falling due after more than one year
2011    2010
Note    £'000    £'000
Bank loans                        9    20,590    21,547
Amounts owed to subsidiaries                    1,398    1,460
21,988    23,007
Amounts owed to subsidiaries are unsecured and have no fixed date of repayment. The balance relates to an intercompany loan which accrues interest at Euribor +1.3%.

9 Borrowings
2011    2010
£'000    £'000
Non-current
Bank borrowings                        20,590    21,547
20,590    21,547
Current
Bank overdraft                            10,689    10,619
Bank borrowings                        7,463    5,016
18,152    15,635
Total borrowings                        38,742    37,182

Maturity of financial liabilities and borrowings
The maturity profile of the financial liabilities and borrowings is shown below:
2011    2010
£'000    £'000
Within 1 year                            18,152    15,635
Between 1 and 2 years                        20,590    -
Between 2 and 5 years                        -    21,547
Over 5 years                            -    -
Total gross payments                        38,742    37,182
Less finance charges included above                -    -
38,742    37,182

The Company's bank overdraft is secured by a Debenture and legal charge over the assets of the subsidiary company Titan Steel Wheels Limited. It incurs interest at a floating rate of UK bank base rate plus 3% and is repayable on demand.

The Company's bank loans as at 31 December 2011 include:

a) an unsecured loan of £23,037,000 (2010: £21,547,000) which incurs interest of 0% and 2% and will be fully repaid in two unequal instalments on 31 December 2012 and 31 December 2013 (Accordo Quadro);
b) a secured revolving credit facility of £5,016,000 (2010: £5,016,000) which incurs interest at a floating rate of LIBOR plus a variable margin which was rolled-over on 30 November 2011. The facility is secured by a Debenture and legal charge over the assets of the subsidiary company Titan Steel Wheels Limited.

94 95
10    Deferred taxation
Deferred taxation assets have been calculated based upon the expected rates at which these amounts would reverse, at a rate of 25% (2010: 26%). Details of deferred taxation assets and the movement in these over the year are detailed below:

The details of deferred taxation assets that are recognised and not recognised in respect of the Company are as below:
2011        2010
Recognised    Recognised
£'000        £'000
Accelerated capital allowances            4        3
Other timing differences                605        647
Unrelieved taxation losses                106        121
715        771

The movement in the year on the deferred taxation asset is detailed below:
Deferred
taxation
£'000
At 1 January 2011                            771
Recognised in the year                        751
Utilised                                (807)
At 31 December 2011                        715

11    Called up share capital
Authorised:
Number of
40 pence    Ordinary
shares         shares
(thousands)    £'000
At 1 January 2011                    150,000        60,000
Increase in authorised share capital            -        -
At 31 December 2011                150,000        60,000

Allotted, called up and fully paid:
Number of
40 pence    Ordinary
shares        shares
(thousands)    £'000
At 1 January 2011                    82,981        33,192
Issued in the year                    4,322        1,729
At 31 December 2011                87,303        34,921

financials
Notes to the Company financial statements continued
for the year ended 31 December 2011

12 Reserves
Share
premium        Other        Profit and
account        reserves        loss account
£'000        £'000        £'000
At 1 January 2010                77,248        6,458        17,149
Credit relating to employee share schemes        -        -        577
Loss for the year                -        -        (605)
At 31 December 2010                77,248        6,458        17,121
Premium on shares issued            2,074        -        -
Costs associated with shares issued            (81)        -        -
Credit relating to employee share schemes        -        -        122
Loss for the year                -        -        (877)
At 31 December 2011                79,241        6,458        16,366

Other reserves represent a capital contribution reserve which in the opinion of the directors is not distributable.

The 2011 credit relating to employee share schemes of £122,000 (2010: £577,000) includes £106,000 (2010: £211,000) relating to subsidiary employee share options which have been capitalised in investments (note 5).
Included in the profit and loss account reserve is £13,546,000 (2010: £13,546,000) of unrealised profit arising from the sale of Titan Italia SpA to ITM Holding SpA.

13 Share-based payment
Titan Europe Plc's equity settled share-based payments are detailed in note 33 of the consolidated financial statements.
The number of options and weighted average exercise price of share options relating to the director's of Titan Europe Plc apportioned relative to the costs directly attributed to the Company are set out below:
2011            2010
Weighted            Weighted
average            average
exercise            exercise
Number        price    Number        price
Outstanding at 1 January        3,273,021    £0.44    2,713,490    £0.40
Cancelled            -        -    -        -
Exercised            -        -    -        -
Granted            -        -    559,531        £0.63
Outstanding at 31 December    3,273,021    £0.44    3,273,021    £0.44
Exercisable at 31 December    559,531        £0.63    559,531        £0.63

The weighted average fair value of options granted in the year was £nil (2010: £0.63).

Share options outstanding at the year end have an exercise price range of £0.40 to £0.63 (2010: £0.40 to £0.63) and a weighted average contractual life of 7.6 years (2010: 8.7 years).

96 97
shareholder notes